[Filed pursuant to Rule 424(b)(5)
                                             Form S-3 Registration No. 333-38171
                                                               and 333-38171-01]

Prospectus Supplement                                                     FINOVA
(To Prospectus dated August 7, 1998)



$500,000,000                                          FINOVA Capital Corporation
                                                          1850 N. Central Avenue
Medium-Term Notes, Series D                                        P.O. Box 2209
                                                     Phoenix, Arizona 85002-2209
--------------------------------------------------------------------------------

                                 TERMS OF NOTES

*  The  notes  will  mature in no less    *  For more details, see "Note Terms,"
   than 9 months.                            "Description     of    the     Debt
                                             Securities"   and  the  pricing  or
*  Fixed or  floating  rate  interest.       other supplements. Pricing or other
   Floating   rate  interest  will  be       supplements  may alter the terms of
   based on:                                 the notes.

   *  CMT rate                            *  Fixed rate  interest  paid on March
   *  Commercial Paper rate                  15 and September 15,  accruing from
   *  11th District Cost of Funds rate       the date we issue the notes.
      ("11th District rate")
   *  Federal Funds rate                  *  Floating   rate  interest  paid  as
   *  LIBOR                                  stated in the pricing supplement.
   *  Prime rate
   *  Treasury rate                       *  Global   securities   held  by  The
   *  Any other rate  specified  by us       Depository      Trust      Company,
      in the pricing supplement              generally.
   *  Any    combination    of   rates
      specified     in    a    pricing    *  No sinking fund.
      supplement

                                 TERMS OF SALE

*  We     will     receive     between    *  Same day  settlement  and  payment.
   $499,375,000  and  $496,250,000  of       Immediately available funds.
   the  proceeds  from the sale of the
   notes before expenses, after paying    *  We may sell  these  notes at one or
   the agents  commissions  of between       more times.
   $625,000  and  $3,750,000.  If  the
   maturity  of the notes will  exceed    *  We may sell the notes  directly  or
   30 years,  the commission  rate may       through   one  or  more  agents  or
   be higher.                                dealers,  including  the  following
                                             agents,   listed  in   alphabetical
*  No  established  trading market for       order:
   the notes.
                                               Credit Suisse First Boston
The notes  have not been  approved  or         Goldman, Sachs & Co.
disapproved  by the  SEC or any  state         Lehman Brothers
securities  commission.  None of those         Merrill Lynch & Co.
authorities  has  determined  that the         Morgan Stanley Dean Witter
prospectus,  this  supplement  or  any         Salomon Smith Barney
pricing   or   other   supplement   is
accurate     or     complete.      Any    *  Best Efforts  Offering.  The agents
representation  to the  contrary  is a       are  not   required   to  sell  any
criminal offense.                            specific number or dollar amount of
                                             the  notes.  They  will  use  their
                                             reasonable best efforts to sell the
                                             notes offered.

                                                      August 7, 1998

                          FINOVA CAPITAL CORPORATION

   FINOVA     Capital      Corporation       FINOVA's    principal    lines   of
("FINOVA"  or  "us")  is  a  financial    business  are  detailed  more fully in
services company that provides a broad    the prospectus. Those lines include:
range of financing and capital  market
products   to    mid-size    business,    Commercial Finance
principally in the U.S. We concentrate         * Business Credit
on lending to midsize  businesses  and         * Commercial Services
have  been in  operation  for  over 43         * Corporate Finance
years.                                         * Inventory Finance
                                               * Rediscount Finance
   FINOVA  extends   revolving  credit
facilities,  term loans, and equipment    Specialty Finance
and real estate financing primarily to         * Commercial Equipment Finance
"middle   market"    businesses   with         * Communications Finance
financing   needs  falling   generally         * Franchise Finance
between $500,000 and $35 million.              * Healthcare Finance
                                               * Public Finance
   We operate in 16 specific  industry         * Portfolio Services
or market  niches  under three  market         * Resort Finance
groups.   We  selected   those  groups         * Specialty Real Estate Finance
because our  expertise  in  evaluating         * Transportation Finance
the  credit-worthiness  of prospective
customers  and our  ability to provide    Capital Markets
value-added   services  enable  us  to         * FINOVA Realty Capital
differentiate   ourselves   from   our         * FINOVA Investment Alliance
competitors.    That   expertise   and
ability  enable us to command  product
pricing that  provides a  satisfactory
spread over our borrowing costs.

                                  NOTE TERMS

   We may sell up to  $500,000,000  of       The pricing or other supplements or
notes under this prospectus addendums we may issue may add, update supplement. That amount, however, may or change information contained in be reduced, in our discretion, due to this supplement or the prospectus. For our sale of other securities covered example, we might issue an addendum or
by the prospectus.                        supplement  that explains the terms of
                                          indexed or  multi-currency  notes. The
   The forms of fixed rate note and terms of any supplement or addendum, floating rate note have been filed including the pricing supplement, will
with  the  SEC  as   exhibits  to  our    supersede  the   information   in  the
registration  statement  of which  the    prospectus or this supplement.
prospectus  is a part. We refer you to
the  note  forms  for a more  complete       It is  important  that you consider
description of their terms.               the   information   contained  in  the
                                          prospectus,       this      prospectus
   In the discussion that follows, supplement, the pricing supplement and whenever we talk about paying any other supplements or addendums
principal  on the  notes,  we  mean at    applicable to the notes in making your
maturity,  redemption  or  repurchase.    investment decision.
Also,  in  discussing   the  time  for
notices and how the different interest       References  in this  supplement  to
rates are calculated, all times are the pricing supplement refer to the New York City time, unless otherwise applicable pricing supplement for
noted.                                    those  notes  and  not  other  pricing
                                          supplements,   if  any.   The  pricing
Pricing    and   Other    Supplements/    supplement will also indicate  whether
Addendums                                 any other supplements or addendums are
                                          part of that offering.
   The  pricing  supplement  for  each
offering  of notes  will  contain  the
specific  information  and  terms  for    Redemptions or Repurchases
that offering.  The pricing supplement
will  specify  the  interest  rate  or       If we will have the right to redeem
interest  rate  basis  or  bases,   in    the  notes  or if you  will  have  the
addition to other pertinent terms.        right to cause us to repurchase
the notes,  those  provisions  will be    Interest    payable    at    maturity,
set forth in the  pricing  or  another    redemption  or   repurchase   will  be
supplement. If the supplement does not    payable  to the  person  to  whom  the
provide  for  those  terms,  then  the    principal is payable.
notes  will  not  be   redeemable   or
subject to repurchase, as applicable.        If a note is first issued between a
                                          record  date and an  interest  payment
Discounted     Notes/Original    Issue    date or on an interest  payment  date,
Discount/ Tax Consequences                the  first  interest  payment  will be
                                          made  on the  first  interest  payment
   We may  issue  discounted  notes or    date after the next record date.
notes  that are  deemed  to be  issued
with original issue discount, for U.S.    Record Date
income tax purposes.  Notes may or may
not bear or currently pay interest. In       The  record  dates for  fixed  rate
any of these events, we will furnish notes will be March 1 (for interest through a supplement a summary of the paid on March 15) and September 1 (for
U.S. income tax regulations concerning    interest paid on September 15).
original issue discount.
                                             The record date for  floating  rate
Notes   Denominated   in   a   Foreign    notes will be 15  calendar  days prior
Currency                                  to each day interest is paid,  whether
                                          or not that day is a Business Day.
   We may issue notes  denominated  in
one or  more  foreign  currencies.  In    Transaction Amounts and Terms
that event,  we will furnish a summary
of additional  terms  regarding  those       We may concurrently offer different
notes in a supplement.  If the pricing    interest  rates  and  other  terms  to
supplement does not expressly different investors, depending on the designate that notes will be paid in a amounts purchased. For example, we foreign currency, the notes and all might do so for purchases of less than
payments   related  to  those   notes,    $250,000.
including  interest,  will  be paid in
U.S. dollars.                             FIXED RATE NOTES

            INTEREST RATES                   The   pricing    supplement    will
                                          designate the interest rate on a note.
General                                   We will pay  interest  on March 15 and
                                          September   15  and   upon   maturity,
   The interest rate on the notes will    redemption or repurchase.
in no event be higher than the maximum
rate  permitted by New York law, as it       If any payment  date falls on a day
may be modified by U.S. law. The that is not a Business Day, we will interest rates will automatically be make payment on the next Business Day
reduced  to  that   maximum   rate  if    and no  additional  interest  will  be
necessary.                                paid for that delay.

   The  Glossary  at the  end of  this       Payments   will  include   interest
supplement   defines  the  capitalized    accrued to but excluding each March 15
words used in discussing  the interest    and  September  15,  as   appropriate.
rates  payable  on the notes  that are    Interest is  computed  using a 360-day
not defined in other  sections of this    year of twelve 30-day months.
supplement.
                                          FLOATING RATE NOTES
   Interest   is   either   fixed   or
floating, or a combination of the two.       Each  floating  rate note will have
Floating  rate  notes may be  "regular    an interest rate formula, which may be
floating    rate   notes,"    "inverse    based on the:
floating  rate  notes,"  or  "floating       *  CMT rate
rate/fixed    rate   notes."   Regular       *  Commercial Paper rate
floating   rate  notes  are  discussed       *  11th District rate
below.  If the notes will be either of       *  Federal Funds rate
the other two types,  we will describe       *  LIBOR
those attributes in a supplement.            *  Prime rate
                                             *  Treasury rate
   Payments  on  notes  will   include       *  Another   rate   noted   in  the
interest  accrued  from  the  date  of          pricing supplement
issue to but  excluding  the maturity,       *  Any   combination  of  rates  if
repurchase   or    redemption    date.          noted in a pricing supplement
Interest is  generally  payable to the
person  in  whose  name  the  note  is
registered at the close of business on
the record  date  before the  interest
payment  date.

   The  pricing  supplement  will also    When Interest is Determined
indicate    any   Spread   or   Spread    (the Interest Determination Date)
Multiplier.  In addition, any floating
rate  note  may  have  a  maximum   or       The Interest Determination Date for
minimum  interest rate limit,  but not    CMT,  Commercial Paper,  Federal Funds
less than zero.                           and  Prime  Rate  notes is the  second
                                          Business Day before the Interest Reset
Calculation Date                          Date.

   Floating  interest  rates  will  be       The Interest Determination Date for
calculated    not   later   than   the    LIBOR  notes  is  the  second   London
Calculation  Date  by the  Calculation    Business Day before the Interest Reset
Agent.  The  Calculation  Date for any    Date.
Interest Determination Date, described
below,  will be the  earlier of (a) 10       The Interest Determination Date for
days after that Interest Determination    Treasury rate notes will be the day of
Date (or the next Business Day if that    the week in which the  Interest  Reset
10th day is not a Business Day) or (b)    Date  falls  on which  Treasury  bills
the  Business  Day before the Interest    would normally be auctioned.  Treasury
Payment   Date   or    maturity,    as    bills are  usually  sold at auction on
applicable.                               Monday of each week,  unless  that day
                                          is a legal holiday,  in which case the
Calculation Agent                         auction  is usually  held on  Tuesday.
                                          The auction,  however,  may be held on
   The Calculation  Agent will provide    the  preceding  Friday.  If  so,  that
the current,  and when known the next,    Friday    will    be   the    Interest
interest   rate   effective  for  that    Determination  Date  for the  Interest
period.  The  First  National  Bank of    Reset Date occurring in the next week.
Chicago will be the Calculation  Agent    If  an  auction   date  falls  on  any
unless  otherwise  indicated.  You can    Interest  Reset Date then the Interest
reach it at:                              Reset  Date will  instead be the first
                                          Business  Day  following  the  auction
   The First National Bank of Chicago     date.
   One First National Plaza
   Suite 0126                                The Interest Determination Date for
   Chicago, IL 60670                      11th  District  rate notes is the last
   (800) 524-9472                         working  day of the month just  before
   Attention: Investor Relations          the  Interest  Reset Date in which the
                                          Federal   Home   Loan   Bank   of  San
Initial Interest Rate                     Francisco publishes the relevant index
                                          noted  below  under   "INTEREST   RATE
   The   initial   interest   rate  or    FORMULAS -- 11th District Rate Notes."
interest  rate  formula  on each  note
until the first  Interest  Reset Date,    When Interest Is Paid
described below,  will be indicated in    (the Interest Payment Date)
the  pricing  supplement.  Thereafter,
the  interest  rate  will be the  rate       We will pay  interest  on the dates
determined  as of  the  next  Interest    stated in the pricing  supplement.  If
Determination  Date,  discussed below.    interest  is payable on a day which is
Each  time  a  new  interest  rate  is    not a Business  Day,  payment  will be
determined,  it will become  effective    postponed to the next Business Day and
on the next Interest Reset Date.          will  include  interest  through  that
                                          date. For LIBOR notes, however, if the
Date of Interest Rate Changes             next  Business  Day  is  in  the  next
(the Interest Reset Date)                 calendar month,  interest will be paid
                                          on the preceding  Business Day. If the
   The interest  rate on each floating    maturity, repayment or redemption date
rate note may be reset daily,  weekly,    is not a Business  Day,  interest will
monthly, quarterly,  semi-annually, or    be paid on the next  Business  Day for
annually. The Interest Reset Date will    all  types of notes,  and no  interest
be stated in the pricing supplement.      will   accrue   after  the   maturity,
                                          repayment or redemption date.
   If any Interest Reset Date is not a
Business Day, then the Interest  Reset    Determining the Interest
Date  will be  postponed  to the  next
Business   Day.   For   LIBOR   notes,       The  interest  payable  will be the
however,  if the next  Business Day is    amount of  interest  accrued  from and
in  the  next  calendar   month,   the    including  the  date of  issue  or the
Interest   Reset   Date  will  be  the    most recent date to which interest has
immediately preceding Business Day.       been  paid,  to,  but  excluding,  the
                                          interest payment date or maturity,  as
                                          applicable.
If the interest payment date is also a             week  or  month   ended  just
day  that   principal   is  due,   the             before   the  week  or  month
interest payable will include interest             containing    the    Interest
accrued to, but will exclude, the date             Determination Date.
of maturity, redemption or repurchase.
                                             If the  Index  Maturity  is not set
   The accrued interest for any period    forth in the pricing  supplement,  the
is  calculated  by   multiplying   the    maturity shall be 2 years.
principal  amount  of  a  note  by  an
accrued interest  factor.  The accrued       If  the  rate   cannot  be  set  as
interest  factor is computed by adding    described above, the Calculation Agent
the interest  factors  calculated  for    will use the following methods:
each day in the period to the date for
which   accrued   interest   is  being       (a)  If  that  rate  is  no  longer
calculated.    The   interest   factor    displayed on the relevant  page, or if
(expressed   as  a   decimal   rounded    it is not  displayed  by 3:00 P.M.  on
upwards  if  necessary,  as  described    the related Calculation Date, then the
below) is  computed  by  dividing  the    rate for that  Interest  Determination
interest rate  (expressed as a decimal    Date  will  be the  Treasury  Constant
rounded    upwards    if    necessary)    Maturity  rate for the Index  Maturity
applicable to that date by 360, unless    as    published    in   the   relevant
the notes are  Treasury  rate notes or    H.15(519).
CMT rate notes,  in which case it will
be  divided  by the  actual  number of       (b)  If  that  rate  is  no  longer
days in the year.                         published  in  H.15(519),  or  is  not
                                          published   by   3:00   P.M.   on  the
Rounding                                  Calculation  Date,  then  the rate for
                                          that Interest  Determination Date will
   All percentages  resulting from any    be the Treasury Constant Maturity rate
calculation  on  floating  rate  notes    (or other United States Treasury rate)
will be rounded, if necessary,  to the    for  the  Index   Maturity   for  that
nearest  one hundred  thousandth  of a    Interest   Determination   Date   then
percentage     point,     with    five    published   by  either   the   Federal
one-millionths  of a percentage  point    Reserve  Board  or the  United  States
rounded  upwards (e.g.,  9.876545% (or    Department  of the  Treasury  that the
 .09876545)  being  rounded to 9.87655%    Calculation    Agent   determines   is
(or   .0987655)   and   9.876544%  (or    comparable   to  the   rate   formerly
 .09876544)  being  rounded to 9.87654%    displayed   on  the   Designated   CMT
(or  .0987654)).  All  dollar  amounts    Telerate  Page  and  published  in the
used  in  or   resulting   from   that    relevant H.15(519).
calculation  will  be  rounded  to the
nearest cent (with one-half cent being       (c)  If  that  information  is  not
rounded upwards).                         provided  by 3:00 P.M.  on the related
                                          Calculation  Date,  then  the CMT rate
INTEREST RATE FORMULAS                    for that Interest  Determination  Date
                                          will  be  calculated  as  a  yield  to
CMT Rate Notes                            maturity,  based on the average of the
                                          secondary  market  closing  offer side
   Each  CMT  rate   note   will  bear    prices as of  approximately  3:30 P.M.
interest at the rate  (calculated with    on that  Interest  Determination  Date
reference  to the  CMT  rate  and  the    reported,  according to their  written
Spread  and/or Spread  Multiplier,  if    records,   by  three  leading  primary
any) specified in the note and pricing    United  States  government  securities
supplement.                               dealers (each,  a "Reference  Dealer")
                                          in   New   York    selected   by   the
   "CMT rate"  means,  for an Interest    Calculation   Agent.   They   will  be
Determination Date, the rate displayed    selected from five Reference Dealers.
on the  Designated  CMT Telerate  Page
under  the  caption  . .  .  "Treasury       The    Calculation    Agent    will
Constant  Maturities  .  .  .  Federal    eliminate   the   highest  and  lowest
Reserve  Board  Release  H.15  .  .  .    quotations   (or,   in  the  event  of
Mondays   Approximately   3:45  P.M.,"    equality,  one of the  highest  and/or
under   the   column   for  the  Index    lowest,  as  applicable)  for the most
Maturity for:                             recently  issued  direct   noncallable
                                          fixed rate  obligations  of the United
    (1)  if   the    Designated    CMT    States   ("Treasury   Note")  with  an
         Telerate  Page is  7055,  the    original  maturity  approximating  the
         rate   on    that    Interest    Index Maturity and a remaining term to
         Determination Date; or           maturity  of not less  than the  Index
                                          Maturity minus one year.
    (2)  if   the    Designated    CMT
         Telerate  Page is  7052,  the       If three or four  (and not five) of
         weekly or monthly average, as    the  Reference  Dealers are quoting as
         specified   in  the   pricing    described  above, the CMT rate will be
         supplement, for the              based  on the  average  of  the  offer
                                          prices   obtained   and   neither  the
                                          highest nor the lowest of those quotes
                                          will be eliminated.

   If two Treasury Notes with an average of the offered rates, as of original maturity as described in the 11:00 A.M., of three leading dealers last sentence have remaining terms to of commercial paper in New York maturity equally close to the Index selected by the Calculation Agent. The Maturity, the quotes for the Treasury offered rates will be for commercial Note with the shorter remaining term paper having the Index Maturity placed
to maturity will be used.                 for an  industrial  issuer  whose bond
                                          rating  is  "AA,"  or the  equivalent,
   (d) If the Calculation Agent cannot    from a  nationally  recognized  rating
obtain three  qualified  Treasury Note    agency.
quotations,  the  CMT  rate  for  that
Interest  Determination  Date  will be       (c)  Finally,  if fewer  than three
calculated as a yield to maturity dealers are quoting as mentioned, the based on the average of the secondary rate of interest in effect for the market offer side prices as of applicable period will be the same as approximately 3:30 P.M. on that that for the prior interest reset
Interest  Determination  Date of three    period.
Reference Dealers in New York selected
by the  Calculation  Agent  using  the    11th District Rate Notes
same   method   described   above  for
Treasury   Notes   with  an   original       11th  District rate notes will bear
maturity of the number of years that interest at the rates (calculated with is the next highest to the Index reference to the 11th District rate Maturity with a remaining term to and the Spread and/or Spread
maturity   closest   to   that   Index    Multiplier,  if any)  specified in the
Maturity  and in an amount of at least    note and pricing supplement.
$100 million.
                                             The 11th District rate means for an
   (e) Finally, if fewer than three Interest Determination Date the rate Reference Dealers are quoting as equal to the monthly weighted average mentioned above, the rate of interest cost of funds for the calendar month in effect for the period will be the before that date set forth under the same as that in effect for the prior caption "11th District" on Telerate
interest reset period.                    Page  7058  as  of  11:00   A.M.   San
                                          Francisco   time   on   the   Interest
Commercial Paper Rate Notes               Determination Date.

   Each  Commercial  Paper  rate  note       If  the  rate   cannot  be  set  as
will   bear   interest   at  the  rate    described above, the Calculation Agent
(calculated   with  reference  to  the    will use the following methods:
Commercial  Paper  rate and the Spread
and/or  Spread  Multiplier,   if  any)       (a) If the rate does not  appear on
specified  in  the  note  and  pricing    Telerate  Page  7058 on that  Interest
supplement.                               Determination  Date,  the rate will be
                                          the monthly  weighted  average cost of
   "Commercial  Paper rate" means, for    funds paid by member  institutions  of
an Interest Determination Date, the the 11th Federal Home Loan Bank Money Market Yield (calculated as District that was most recently described below) of the rate on that announced by the FHLB of San Francisco date for commercial paper having the as the cost of funds for the calendar
Index   Maturity   as   published   in    month   before   the   date   of  that
H.15(519)     under    the     heading    announcement (the "Index").
"Commercial Paper -- Non-financial."
                                             (b) If the FHLB San Francisco fails
   If the rate cannot be set as to announce that rate as noted above, described above, the Calculation Agent the 11th District rate will be that
will use the following methods:           rate in effect for the prior period.

   (a) If that  rate is not  published    Federal Funds Rate Notes
in  H.15(519)  by  3:00  P.M.  on  the
Calculation  Date,  then the rate will       Each  Federal  Funds rate note will
be the Money Market Yield of the rate bear interest at the rate (calculated on that Interest Determination Date with reference to the Federal Funds for commercial paper having the Index rate and the Spread and/or Spread Maturity as published in Composite Multiplier, if any) specified in the
Quotations     under    the    heading    note and pricing supplement.
"Commercial  Paper." Index  Maturities
of one month will equal a maturity  of       "Federal  Funds  rate" means for an
30 days and of three months will equal    Interest  Determination  Date the rate
a maturity of 90 days.                    on that  date  for  Federal  Funds  as
                                          published in  H.15(519)  prior to 3:00
   (b) If the rate is not published in    P.M. under the heading  "Federal Funds
Composite  Quotations  by 3:00 P.M. on    (Effective)."
the  Calculation  Date, the Commercial
Paper    rate   for   that    Interest
Determination  Date  will be the Money
Market Yield of the

   If the rate cannot be set as Screen LIBO Page, or, in the case described above, the Calculation Agent where (2) above applies, if no rate
will use the following methods:           appears  on the  Telerate  Page  3750,
                                          LIBOR for that date will be determined
   (a) If that  rate is not  published    as follows:
in H.15(519) prior to 3:00 P.M. on the
Calculation  Date,  then  the  Federal       (b) LIBOR will be determined  based
Funds rate will be the rate on the on the rates at approximately 11:00 Interest Determination Date as A.M., London time, on that Interest published in Composite Quotations Determination Date at which deposits under the heading "Federal Funds/ in U.S. dollars having the Index
Effective Rate."                          Maturity  and  in a  principal  amount
                                          that is  representative  for a  single
   (b) If that rate is not published transaction in that market at the time in Composite Quotations by 3:00 P.M. (a "Representative Amount") are on the Calculation Date, the Federal offered to prime banks in the London Funds rate for the Interest interbank market by four major banks
Determination Date will be the average in the London interbank market of the rates, as of 9:00 A.M. on that selected by the Calculation Agent. The date, for the last transaction in offered rates must begin on the second overnight Federal Funds arranged by London Business Day immediately after
three leading brokers of Federal Funds    that Interest Determination Date.
transactions  in New York  selected by
the Calculation Agent.                       The Calculation  Agent will request
                                          the principal London office of each of
   (c) Finally, if fewer than three those banks to provide a quotation of brokers are quoting as mentioned its rate. If at least two quotations above, the rate of interest will be are provided, LIBOR for that date will
the  same as that  in  effect  for the    be the average of those quotations.
prior interest reset period.
                                             (c) If fewer  than  two  quotations
LIBOR Notes                               are provided, LIBOR for that date will
                                          be the average of the rates  quoted at
   Each LIBOR note will bear interest approximately 11:00 A.M., New York at the rate (calculated with reference City time, on that date by three major to LIBOR and the Spread and/or Spread banks in New York selected by the Multiplier, if any) specified in the Calculation Agent. The rates will be
LIBOR note and pricing supplement.        for loans in a  Representative  Amount
                                          in U.S.  dollars to  leading  European
   LIBOR  will  be  determined  by the    banks   having   the  Index   Maturity
Calculation Agent as follows:             beginning   on   the   second   London
                                          Business Day after that date.
   (a) For an  Interest  Determination
Date,  LIBOR  will  be  determined  as       (d)  Finally,  if the  three  banks
specified in the pricing supplement by    noted  in  (c)  are  not   quoting  as
either:                                   mentioned,  the rate of interest  will
                                          be the same as that in effect  for the
   (1)  the  average  of  the  offered    prior interest reset period.
rates  for  deposits  in U.S.  dollars
having the Index Maturity beginning on    Prime Rate Notes
the   second   London   Business   Day
immediately   after  that  date,  that       Each  prime  rate  note  will  bear
appear on the Reuters Screen LIBO Page interest at the rate (calculated with as of 11:00 A.M., London time, on that reference to the Prime rate and the date, if at least two offered rates Spread and/or Spread Multiplier, if appear on the Reuters Screen LIBO any) specified on the prime rate note
Page; or                                  and   in   the   applicable    pricing
                                          supplement.
   (2) the rate for  deposits  in U.S.
dollars   having  the  Index  Maturity       "Prime rate" means, with respect to
beginning on the second London an Interest Determination Date, the Business Day immediately after that rate set forth on that date in
date,  that  appears  on the  Telerate    H.15(519)   under  the  heading  "Bank
Page  3750 as of  11:00  A.M.,  London    Prime Loan."
time, on that date.
                                             The following procedures will occur
   If the pricing  supplement does not    if the rate cannot be set as described
specify either the Reuters Screen LIBO    above:
Page or Telerate Page 3750, LIBOR will
be determined as if Telerate Page 3750       (a) If that  rate is not  published
had been specified.                       in H.15(519) prior to 3:00 P.M. on the
                                          Calculation  Date, then the Prime rate
   In the case where (1) above will be the average of the rates of applies, if fewer than two offered interest publicly announced by each
rates appear on the Reuters               bank that appear
on the Reuters  Screen  UPSPRIME1 Page    date  of  direct  obligations  of  the
as its prime rate or base lending rate United States ("Treasury bills") in effect for that Interest having the Index Maturity as published
Determination Date.                       in   H.15(519)   under   the   heading
                                          "Treasury  bills  --  auction  average
   (b) If fewer  than  four,  but more    (investment)."
than one,  rates appear on the Reuters
Screen  USPRIME1  Page, the Prime rate       If  the  rate   cannot  be  set  as
will be the average of the prime rates    described above, the Calculation Agent
quoted  on the  basis  of  the  actual    will use the following methods:
number of days in the year  divided by
a  360-day  year  as of the  close  of       (a) If that  rate is not  published
business on the Interest Determination in H.15(519) by 3:00 P.M. on the Date by four major money center banks Calculation Date, the rate will be the in New York selected by the auction average rate (expressed as a
Calculation Agent.                        bond  equivalent,  on the  basis  of a
                                          year   of   365  or   366   days,   as
   (c) If fewer than two rates appear applicable, and applied on a daily on that Reuters screen, the Prime rate basis) as otherwise announced by the will be determined on the basis of the United States Department of the
rates  furnished  in New York by three    Treasury.
substitute  banks or  trust  companies
selected by the Calculation Agent that       (b) If the  results of the  auction
are organized and doing business under of Treasury bills having the Index the laws of the United States, or any Maturity are not published in state thereof, having total equity H.15(519) by 3:00 P.M. on the capital of at least $500 million and Calculation Date, or if no auction is being subject to supervision or held on an Interest Determination
examination  by  a  Federal  or  state    Date,  then the Treasury  rate will be
authority.                                calculated  as  a  yield  to  maturity
                                          (expressed  as a bond  equivalent,  on
   (d) Finally, if the banks and the basis of a year of 365 or 366 substitutes are not quoting as days, as applicable and applied on a mentioned above, the rate of interest daily basis) of the average of the
will be the same as that in effect for    secondary   market  bid  rates  as  of
the prior interest reset period.          approximately   3:30   P.M.   on   the
                                          Interest  Determination Date, of three
Treasury Rate Notes                       leading    primary    United    States
                                          government  securities  dealers (which
   Each Treasury rate note will bear may include one or more of the agents) interest at the rate (calculated with in New York selected by the reference to the Treasury rate and the Calculation Agent for the issue of
Spread  and/or Spread  Multiplier,  if    Treasury   bills   with  a   remaining
any)  specified on the  Treasury  rate    maturity    closest   to   the   Index
note and in the pricing supplement.       Maturity.

   "Treasury   rate"   means   for  an       (c) Finally, if fewer than three of
Interest  Determination  Date the rate    the dealers are quoting as  mentioned,
for the auction held on that              the rate of interest  will be the same
                                          as  that  in  effect   for  the  prior
                                          interest reset period.

                             PLAN OF DISTRIBUTION

   Payment of the  purchase  price for    the  agents  may make a market  in the
the notes must be made in  immediately    notes, in its discretion.
available  funds  in New  York  on the
settlement date.                          Right  to  Change   Offer  and  Reject
                                          Orders
No Trading Market or Exchange Listing
                                             We reserve  the right to  withdraw,
   No note  will  have an  established    cancel  or modify  the  offer  made by
trading market when issued.  We do not    this       prospectus       (including
expect   to  list  the  notes  on  any    supplements)  without  notice.  We may
securities   exchange.   Each  of  the    reject  orders  in  whole  or in part,
agents may from time to time purchase whether placed directly with us or and sell notes in the secondary through one of the agents, market, but no agent is obligated to underwriters or dealers. The agents in do so. There can be no assurance that their reasonable discretion may reject there will be a secondary market for in whole or in part any offer to
the notes or  liquidity in that market    purchase notes received by them.
if one  develops.  From  time to time,
each of

SALE OF NOTES                             By Underwriters

   We may sell the notes  (a)  through       If we use underwriters in the sale,
agents; (b) through underwriters or they will acquire the notes for their dealers; or (c) directly to one or own account. We may also sell notes to more purchasers. We are offering the an agent, as principal, or to a group notes on a continuing basis from time of underwriters for whom an agent acts
to time.                                  as   representative,   for  resale  to
                                          investors.  We will  sell the notes to
By Agents                                 the  underwriters  or  agents  at  the
                                          principal  amount of the notes  less a
   We  may  sell  the  notes   through    commission  equal to one for an agency
agents  designated  by us.  The agents    sale of those notes.
listed on the front of this prospectus
supplement   have  agreed  to  act  as       The   underwriters  or  agents  may
agents for these notes. The agents resell the notes in one or more have agreed to use their reasonable transactions, including negotiated
best  efforts  to  solicit  offers  to    transactions,   at  a   fixed   public
purchase  the  notes.  Each  of  those    offering  price or at  varying  prices
agents  and/or  their  affiliates  has    determined  by  them  at the  time  of
engaged in transactions with and sale. The underwriters or agents may performed investment banking and/or share any part of the discount or commercial banking services for us and commission received in that sale with our affiliates. Those transactions other agents or dealers, as have occurred from time to time and appropriate. After the initial public are in the regular course of their offering of the notes, the initial
business.                                 public    offering   price   and   any
                                          discounts  or   concessions   allowed,
   Unless  otherwise  indicated,   the    re-allowed  or paid to dealers  may be
notes  will be sold to the  public  at    changed from time to time.
100% of their principal amount. Agents
will   receive   commissions   on   or       The  obligations  of the  agents or
discounts from the principal amount of underwriters to purchase the notes the notes they sell. The commission will be subject to certain conditions. schedule ranges from 0.125% to 0.750% Underwriters will be obligated to of the principal amount per note, purchase all underwritten notes depending on maturity. If we sell offered if any of the notes are
notes with  maturities in excess of 30    purchased at that time.
years,  we will negotiate a commission
with the  agents at that  time,  which    Direct Sales
commission  might be greater  than the
rates noted above.                           We may also sell notes  directly by
                                          us. In that case, no  underwriters  or
   We will  receive  from  99.875%  to    agents would be used.
99.25% of the principal amount of each
note,  before deducting  expenses.  We
have  agreed to  reimburse  the agents
for most of their  expenses in selling
the  notes.  We  anticipate  that  the
expenses   of   this   offering   will
approximate  $565,000  if  all  of the
notes are sold.

                                   GLOSSARY

   Set forth below are  definitions of       "London    Business    Day."    See
some  of  the   terms   used  in  this    "Business Day."
supplement.
                                             "Money  Market  Yield" is the yield
   "Business  Day" means any day other    calculated as follows:
than a Saturday or Sunday or other day
on which banking  institutions  in New    Money Market Yield =   D X 360   X 100
York,    New   York   are    generally                        -------------
authorized   or   obligated   by  law,                        360 - (D X M)
regulation  or  executive  order to be
closed and for LIBOR notes, is also a where "D" refers to the per annum rate London Business Day. "London Business for commercial paper quoted on a bank Day" means any day on which dealings discount basis and expressed as a in deposits in U.S. dollars are decimal; and "M" refers to the actual transacted in the London interbank number of days in the interest period
market.                                   for    which    interest    is   being
                                          calculated.
   "Composite  Quotations"  means  the
daily   statistical   release   titled       "Reuters  Screen  LIBO Page"  means
"Composite 3:30 P.M. Quotations for the display designated as page "LIBO" U.S. Government Securities" (or any on the Reuters Monitor Money Rates successor publication) published by Service (or any successor page on that the Federal Reserve Bank of New York. service for the purpose of displaying
                                          London  interbank   offered  rates  of
   "Designated   CMT  Telerate   Page"    major banks).
means  the  display  on the Dow  Jones
Markets   Limited  (or  any  successor       "Reuters   Screen   USPRIME1  Page"
service) on the page designated in the    means the display  designated  as page
pricing supplement and on the face of "USPRIME1" on the Reuters Monitor the note (or any successor page on Money Rates Service (or a successor
that   service)  for  the  purpose  of    page on that  service  for the purpose
displaying Treasury Constant of displaying prime rates or base Maturities as reported in H.15(519) or lending rates of major United States
if no page is specified in the pricing    banks).
supplement, page 7052.
                                             "Spread"  means the number of basis
   "H.15(519)"  means the  publication    points   specified   in  the   pricing
titled "Statistical Release H.15(519),    supplement as being  applicable to the
Selected   Interest   Rates"  (or  any    floating rate note.
successor  publication)  published  by
the Board of  Governors of the Federal       "Spread   Multiplier"   means   the
Reserve System.                           percentage  specified  in the  pricing
                                          supplement as being  applicable to the
   "Index   Maturity"   means,  for  a    floating rate note.
floating  rate  note,  the  period  on
which the  interest  rate  formula  is       "Telerate   Page  3750"  means  the
based,  as  indicated  in the  pricing    display  designated  as page "3750" on
supplement.                               the Dow Jones  Markets  Limited  (or a
                                          successor  page  on  that  service  or
   "Interest Determination Date" means another service or services nominated the date as of which the interest rate by the British Bankers Association for for a floating rate note is to be the purpose of displaying London calculated, to be effective as of the interbank offered rates for U.S.
following  Interest  Reset  Date.  The    dollar deposits).
Interest  Determination  Dates will be
indicated  in the  pricing  supplement       "Telerate   Page  7058"  means  the
and in the note.  They are also listed    display  on  the  Dow  Jones   Markets
above on page S-4.                        Limited  on that  page  (or  successor
                                          page on that  service) for the purpose
   "Interest  Reset  Date"  means  the    of displaying the monthly average cost
date on which a floating rate note of funds paid by member institutions will begin to bear interest at the of the Eleventh Federal Home Loan Bank
variable  interest rate  determined on    District.
any Interest  Determination  Date. The
Interest Reset Dates will be indicated
in the pricing  supplement  and in the
note.

Prospectus                                           FINOVA
----------                                           1850 North Central Avenue
                                                     P.O. Box 2209
                                                     Phoenix, Arizona 85002-2209

THE FINOVA GROUP INC.

FINOVA CAPITAL CORPORATION


By this prospectus, we may offer up to
$2,000,000,000 of our:


DEBT SECURITIES                           We will provide the specific  terms of
COMMON STOCK (including, for The these securities in supplements to FINOVA Group Inc., Rights to Purchase this prospectus. You should read this Junior Participating Preferred Stock) prospectus and the supplements
PREFERRED STOCK                           carefully before you invest.
DEPOSITARY SHARES
WARRANTS

FINOVA Capital Corporation is a wholly We may offer the securities directly owned subsidiary of The FINOVA Group, or through underwriters, agents or
Inc.                                      dealers.  The supplement will describe
                                          the    terms    of   that    plan   of
                                          distribution.  "Plan of  Distribution"
                                          below also provides  more  information
                                          on this topic.






These   securities   have   not   been
approved or  disapproved by the SEC or
any state securities commission.


None   of   those    authorities   has
determined  that  this  prospectus  is
accurate or complete.


Any  representation to the contrary is
a criminal offense.





                 The date of this prospectus is August 7, 1998

                      WHERE YOU CAN FIND MORE INFORMATION

   The  FINOVA  Group  Inc.   ("FINOVA       *  Portions of the Proxy  Statement
Group") and FINOVA Capital Corporation          on   Schedule   14A  for  FINOVA
("FINOVA    Capital")   file   annual,          Group's    Annual   Meeting   of
quarterly and current  reports,  proxy          Shareholders  held  on  May  14,
and  information  statements and other          1998 that have been incorporated
information with the SEC. You may read          by reference into our 10-K.
and copy any  document  we file at the
SEC's  public  reference  rooms at 450       *  Quarterly  Reports  on Form 10-Q
Fifth Street, N.W.,  Washington,  D.C.          of  FINOVA   Group  and   FINOVA
20549.   Please   call   the   SEC  at          Capital for the  quarters  ended
1-800-SEC-0330 for more information on          March 31 and June 30 1998.
the  public  reference  room and their
copy charges. Our SEC filings are also       *  Current  Reports  on Form 8-K of
available to the public from the SEC's          FINOVA  Group dated  January 23,
web site at http://www.sec.gov,  which          April 27, and July 28, 1998.
may also be  available on our web site
at http://www.finova.com. You may also       *  Current  Reports  on Form 8-K of
inspect  our  SEC  reports  and  other          FINOVA Capital dated January 23,
information  at  the  New  York  Stock          April 27, and July 30, 1998.
Exchange,  20 Broad Street,  New York,
New York 10005.                              You may  request  a copy  of  those
                                          filings   or  any  other   information
   The SEC allows us to "incorporate incorporated by reference in this by reference" the information we file prospectus, including exhibits. You with them, which means we can disclose may do so orally or in writing by
information to you by referring you to    contacting us at:
those      documents.      Information
incorporated  by  reference is part of       Treasurer
this  prospectus.   Later  information       The FINOVA Group Inc.
filed   with  the  SEC   updates   and       1850 North Central Avenue
supersedes this prospectus.                  P.O. Box 2209
                                             Phoenix, Arizona 85002-2209
   We  incorporate  by  reference  the       (602) 207-6900
documents  listed below and any future
filings   made   with  the  SEC  under    We will provide that information at no
Sections 13(a),  13(c), 14 or 15(d) of    charge to you.
the  Securities  Exchange  Act of 1934
until this offering is completed:

   *  Annual  Reports  on Form 10-K of
      FINOVA Group and FINOVA  Capital
      for the year ended  December 31,
      1997.

                                 THE COMPANIES

   FINOVA Group is a financial and our ability to provide value-added services holding company. Through our services enable us to differentiate principal subsidiary, FINOVA Capital, ourselves from our competitors. That we provide a broad range of financing expertise and ability also enable us and capital market products to to command pricing that provides a mid-size business. We concentrate on satisfactory spread over our borrowing
lending to mid-size businesses. FINOVA    costs.
Capital has been in operation for over
43 years.                                    We seek to maintain a high  quality
                                          portfolio and to minimize  non-earning
   We extend revolving credit assets and write-offs. We use clearly facilities, term loans, and equipment defined underwriting criteria and and real estate financing primarily to stringent portfolio management "middle-market" businesses with techniques. We diversify our lending financing needs falling generally activities geographically and among a
between $500,000 and $35 million.         range  of  industries,  customers  and
                                          loan products.
   We operate in 16 specific  industry
or market  niches  under three  market       Due   to  the   diversity   of  our
groups. We selected those groups portfolio, we believe we are better because our expertise in evaluating able to manage competitive changes in
the  credit-worthiness  of prospective    our  markets  and  to  withstand   the
customers                                 impact   of   deteriorating   economic
                                          conditions on a regional or
national   basis.   There  can  be  no          mortgage  and  premium   finance
assurance,  however,  that competitive          companies.  Typical  transaction
changes,    borrowers'    performance,          sizes  range  from $1 million to
economic  conditions  or other factors          $35 million.
will not result in an  adverse  impact
on  our  results  of   operations   or    Specialty Finance
financial condition.
                                             *  Commercial   Equipment   Finance
   We generate interest,  leasing, fee          offers equipment  leases,  loans
and  other  income   through   charges          and  "turnkey"  financing  to  a
assessed on  outstanding  loans,  loan          broad     range    of    midsize
servicing,   leasing,   brokerage  and          companies.   Specialty   markets
other activities. Our primary expenses          include the  corporate  aircraft
are the costs of funding  our loan and          and emerging  growth  technology
lease  business,   including  interest          industries,            primarily
paid on debt,  provisions  for  credit          biotechnology  and  electronics.
losses,  marketing expenses,  salaries          Typical  transaction sizes range
and employee  benefits,  servicing and          from $500,000 to $15 million.
other  operating  expenses  and income
taxes.                                       *  Communications           Finance
                                                specializes in term financing to
Business Groups                                 advertising                  and
                                                subscriber-supported  businesses
   We operate the following  principal          including  radio and  television
lines of business  under three  market          stations,    cable    operators,
groups:                                         outdoor  advertising  firms  and
                                                publishers.  Typical transaction
   Commercial Finance                           sizes  range  from $1 million to
                                                $40 million.
   *  Business      Credit      offers
      collateral-oriented    revolving       *  Franchise     Finance     offers
      credit facilities and term loans          equipment,   real   estate   and
      for manufacturers, distributors,          acquisition     financing    for
      wholesalers      and     service          operators     of     established
      companies.  Typical  transaction          franchise concepts.  Transaction
      sizes range from  $500,000 to $3          sizes   generally   range   from
      million.                                  $500,000 to $15 million.

   *  Commercial  Services offers full       *  Healthcare Finance offers a full
      service  factoring  and accounts          range   of   working    capital,
      receivable  management  services          equipment    and   real   estate
      for  entrepreneurial  and larger          financing  products for the U.S.
      firms,  primarily in the textile          health      care       industry.
      and  apparel   industries.   The          Transaction    sizes   typically
      annual  factored volume of these          range  from   $500,000   to  $25
      companies is  generally  between          million.
      $5 million and $25 million. This
      line      provides      accounts       *  Public     Finance      provides
      receivable     and     inventory          tax-exempt   term  financing  to
      financing  and loans  secured by          state  and  local   governments,
      equipment and real estate.                non-profit    corporations   and
                                                entities    using     industrial
   *  Corporate   Finance  provides  a          revenue  or  development  bonds.
      full range of cash flow-oriented          Typical  transaction sizes range
      and    asset-based    term   and          from $100,000 to $5 million.
      revolving   loan   products  for
      manufacturers,      wholesalers,       *  Portfolio    Services   provides
      distributors,          specialty          customized  receivable servicing
      retailers  and   commercial  and          and  collections  for time-share
      consumer   service   businesses.          developers and other  generators
      Typical  transaction sizes range          of consumer receivables.
      from $2 million to $35 million.
                                             *  Resort   Finance    focuses   on
   *  Inventory    Finance    provides          construction,   acquisition  and
      inbound and  outbound  inventory          receivables     financing     of
      financing,              combined          timeshare  resorts  worldwide as
      inventory/accounts    receivable          well  as  term   financing   for
      lines  of  credit  and  purchase          established  golf resort  hotels
      order  financing  for  equipment          and   receivables   funding  for
      distributors,        value-added          developers    of   second   home
      resellers       and      dealers          communities. Typical transaction
      nationwide.   Transaction  sizes          sizes  range  from $5 million to
      generally range from $500,000 to          $35 million.
      $30 million.

   *  Rediscount     Finance    offers
      revolving  credit  facilities to
      the independent consumer finance
      industry     including    sales,
      automobile,

   *  Specialty  Real  Estate  Finance       Both   FINOVA   Group  and   FINOVA
      provides term financing for Capital are Delaware corporations. hotel, anchored retail, office FINOVA Group was incorporated in 1991 and owner-occupied properties. to serve as the successor to The Dial Typical transaction sizes range Corp's financial services businesses. from $5 million to $25 million. Dial transferred those businesses to
                                          FINOVA   Group  in  March  1992  in  a
   *  Transportation           Finance    spin-off.   Since  that  time,  FINOVA
      structures equipment loans, Group has increased its total assets leases, acquisition financing from about $2.6 billion at December and leveraged lease equity 31, 1992 to $8.7 billion at December investments for commercial and 31, 1997. Income from continuing cargo airlines worldwide, operations increased from $37 million railroads and operators of other in 1992 to $139 million in 1997. We
      transportation           related    believe  FINOVA  Group ranks among the
      equipment. Typical transaction largest independent commercial finance sizes range from $5 million to companies in the U.S., based on total $30 million. Through FINOVA assets. The common stock of FINOVA
      Aircraft  Investors LLC,  FINOVA    Group is traded on the New York  Stock
      also  seeks  to use  its  market    Exchange.
      expertise and industry  presence
      to purchase,  upgrade and resell       FINOVA Capital was  incorporated in
      used commercial aircraft.           1965  and  is  the   successor   to  a
                                          California corporation that was formed
Capital Markets                           in  1954.  All  of  FINOVA   Capital's
                                          capital   stock  is  owned  by  FINOVA
   *  FINOVA      Realty       Capital    Group.
      specializes in providing capital
      markets-funded  commercial  real       Our principal executive offices are
      estate  financing  products  and    located at 1850 North Central  Avenue,
      commercial mortgage banking P.O. Box 2209, Phoenix, Arizona services. Typical transaction 85002-2209. Our telephone number is
      sizes  range  from $1 million to    (602) 207-6900.
      $5 million.

   *  FINOVA    Investment    Alliance
      provides    equity    and   debt
      financing for midsize businesses
      in       partnership        with
      institutional    investors   and
      selected fund sponsors.  Typical
      transaction  sizes range from $2
      million to $15 million.

                        SELECTED FINANCIAL INFORMATION

   The   following   information   was       Management's     Discussion     and
derived from FINOVA Group's financial Analysis. Those items are part of our statements. The information is only a Annual Reports on Form 10-K. You summary and does not provide all of should read our financial statements the information contained in our and other information that we have
financial  statements,  including  the    filed with the SEC.
related notes, and

                                   Six months ended
                                       June 30,                         As of and for the Year Ended December 31,
                              --------------------------- ---------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                                  ----          ----          ----          ----          ----          ----          ----
                                                        (Dollars in thousands, except per share data)
OPERATIONS:
Interest earned from
 financing transactions        $   486,023   $   429,197   $   897,991   $   769,346   $   680,912   $   463,404   $   255,216
Interest margins earned            222,799       196,083       408,909       340,517       287,880       216,667       124,847
Volume-based fee income             41,259        16,367        46,733        28,588        21,204        10,796             0
Provision for credit losses         25,500        26,300        69,200        41,751        37,568        10,439         5,706
Gains on sale of assets             10,805        13,701        30,261        12,949        10,889         3,877         5,439
Income from continuing
 operations                         80,112        65,409       139,098       116,493        93,798        73,770        37,846
Net income                          80,112        65,409       139,098       117,000        97,629        74,313        37,347
Basic earnings per
 share for continuing
 operations                    $      1.43   $      1.21   $      2.56   $      2.14   $      1.72   $      1.48   $      0.96
Basic earnings per share       $      1.43   $      1.21   $      2.56   $      2.15   $      1.79   $      1.49   $      0.95
Basic adjusted weighted
 average outstanding
 shares                         56,189,000    53,965,000    54,405,000    54,508,000    54,633,000    49,765,000    39,277,000
Diluted earnings per
 share for continuing
 operations                    $      1.34   $      1.15   $      2.42   $      2.08   $      1.69   $      1.46   $      0.90
Diluted earnings per share     $      1.34   $      1.15   $      2.42   $      2.09   $      1.76   $      1.47   $      0.89
Diluted adjusted weighted
 average shares                 61,092,000    58,598,000    59,161,000    56,051,000    55,469,000    50,436,000    40,552,000
Dividend declared per
 common share                  $      0.28   $      0.24   $      0.52   $      0.46   $      0.42   $      0.37   $      0.34
FINANCIAL POSITION:
Investment in financing
 transactions                    8,928,644     7,826,196     8,399,456     7,298,759     6,348,079     5,342,979     2,846,571
Nonaccruing assets                 196,824       165,885       187,356       155,505       143,127       149,046       102,607
Reserve for credit losses          178,070       159,747       177,088       148,693       129,077       110,903        64,280
Total assets                     9,288,864     8,060,403     8,719,840     7,526,734     7,036,514     5,821,343     2,834,322
Total debt                       7,345,194     6,338,122     6,764,581     5,850,223     5,649,368     4,573,354     2,079,286
Company-obligated
 mandatory redeemable
 convertible preferred
 securities of subsidiary
 trust solely holding con-
 vertible debentures of
 FINOVA Group
 ("TOPrS")                         111,550       111,550       111,550       111,550           --            --            --
Shareowners' equity              1,152,097       948,595     1,090,454       929,591       825,184       770,252       503,300

                    RATIO OF INCOME TO TOTAL FIXED CHARGES

                   Six Months Ended
                       June 30,                    Year Ended December 31,
                   -----------------   ----------------------------------------------
                    1998      1997      1997      1996      1995      1994      1993
                    ----      ----      ----      ----      ----      ----      ----
FINOVA Group       1.59x     1.54x     1.54x     1.50x     1.44x     1.58x     1.53x
FINOVA Capital     1.59x     1.54x     1.54x     1.50x     1.44x     1.58x     1.50x

                   RATIO OF INCOME TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                   Six Months Ended
                       June 30,                    Year Ended December 31,
                   -----------------   ----------------------------------------------
                    1998      1997      1997      1996      1995      1994      1993
                    ----      ----      ----      ----      ----      ----      ----
FINOVA Group       1.57x     1.51x     1.52x     1.50x     1.44x     1.58x     1.50x
FINOVA Capital     1.59x     1.54x     1.54x     1.50x     1.44x     1.58x     1.46x

Variations in interest rates generally continuing operations before income do not have a substantial impact on taxes plus fixed charges. Fixed the ratio because fixed-rate and charges consist of interest and floating-rate assets are generally related debt expense, and a portion of matched with liabilities of similar rental expense determined to be
rate and term.  Income  available  for    representative of interest.
fixed   charges,   for   purposes   of
computing the above  ratios,  consists
of income from

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain    statements    in    this       *  Actions of our  competitors  and
prospectus  and  any  supplements  are          our  ability to respond to those
"forward-looking," in that they do not          actions.   We  seek  to   remain
discuss  historical  fact but  instead          competitive  without sacrificing
note future expectations, projections,          prudent lending standards. Doing
intentions or other items  relating to          business  under those  standards
the  future.   These   forward-looking          becomes more difficult, however,
statements   include   those  made  in          when competitors offer financing
documents    incorporated    in   this          with less stringent criteria. We
prospectus by reference.                        seek to maintain  credit quality
                                                at the risk of growth in assets,
   Forward-looking    statements   are          if necessary.
subject  to known and  unknown  risks,
uncertainties  and other  factors that       *  The  cost of our  capital.  That
may  cause  our   actual   results  or          cost  depends  on many  factors,
performance to differ  materially from          some of  which  are  beyond  our
those      contemplated     by     the          control,  such as our  portfolio
forward-looking  statements.  Many  of          quality, ratings,  prospects and
those factors are noted in conjunction          outlook.
with  the   forward-looking   HERE  IT
ISstatements.  Many of  those  factors       *  Changes      in       government
are  noted  in  conjunction  with  the          regulations,   tax   rates   and
forward-looking   statements   in  the          similar  matters.  For  example,
text.  Other  important  factors  that          government   regulations   could
could cause  actual  results to differ          significantly  increase the cost
include:                                        of  doing   business   or  could
                                                eliminate certain tax advantages
   *  The  results  of our  efforts to          of   some   of   our   financing
      implement our business strategy.          products.
      Failure to fully  implement  our
      business  strategy  might result       *  Other  risks   detailed  in  our
      in decreased market penetration,          other SEC reports or filings.
      adverse  effects  on  results of
      operations   and  other  adverse       We  do  not   promise   to   update
      results.                            forward-looking information to reflect
                                          actual    results    or   changes   in
   *  The    effect    of     economic    assumptions   or  other  factors  that
      conditions  and the  performance    could affect those statements.
      of   our   borrowers.   Economic
      conditions   in  general  or  in
      particular market segments could
      impact   the   ability   of  our
      borrowers  to  operate or expand
      their  businesses,  which  might
      result in decreased  performance
      for     repayment    of    their
      obligations or reduce demand for
      additional financing needs.

                                USE OF PROCEEDS

   We intend to use the net proceeds financing transactions and capital from the sale of the securities for expenditures. We will describe in the general corporate purposes. Those supplement any proposed use of
purposes   include  the  repayment  or    proceeds   other   than  for   general
refinancing of debt,  acquisitions  in    corporate purposes.
the   ordinary   course  of  business,
working capital, investment in

                         DESCRIPTION OF DEBT SECURITIES

Debt Securities                              *  FINOVA Capital may discharge the
                                                debt issued in any series at any
   The following  summary applies only          time  by  depositing  sufficient
to  the  debt   securities  of  FINOVA          funds  with the  Trustee  to pay
Capital.  If we issue debt  securities          the  obligations  when due.  All
of  FINOVA  Group,  we  will  describe          amounts  due to you on the  debt
those  securities  and  the  indenture          would  be  paid  by the  Trustee
under  which  they are  issued  in the          from the deposited funds.
applicable supplement.
                                             *  If FINOVA  Capital fails to meet
   The  debt   securities   of  FINOVA          its  obligations on the debt, it
Capital   will  be  issued   under  an          will be in default. Defaults for
indenture  (the  "Indenture")  between          senior   debt   securities   are
FINOVA  Capital  and one or more  U.S.          described on pages 11-12 of this
banking  institutions  (a  "Trustee").          pospectus.
The  Indenture  may but  need not have
separate   Trustees   for  senior  and    General
subordinated debt.
                                             The debt securities of FINOVA Group
   The  following  summary  of certain    and  FINOVA  Capital  offered  by this
provisions  of  the  Indenture  is not    prospectus  will  be  limited  to $2.0
complete. You should look at the billion principal amount. The Indenture that is filed as an exhibit Indenture does not limit the amount of to the Registration Statement. To debt securities FINOVA Capital could obtain a copy of the Indenture, see offer under it. FINOVA Capital can "Where You Can Find More Information" issue debt securities in one or more
on page 2.                                series,  in each case as authorized by
                                          us from time to time.  Each series may
   All  capitalized   terms  have  the    differ  as  to  its  terms.  The  debt
meanings specified in the Indenture.      securities  will be  FINOVA  Capital's
                                          unsecured general  obligations and may
General Indenture Provisions that or may not be subordinated to FINOVA Apply to Senior and Subordinated Debt Capital's other general indebtedness.
                                          Those  that are not  subordinated  are
   * The Indenture does not limit the called "senior debt securities." The amount of debt that FINOVA others are "subordinated debt
      Capital  may issue  nor  provide    securities."
      holders  any  protection  should
      there  be  a  highly   leveraged       The  supplement  will  address  the
      transaction     involving    our    following    terms    of   the    debt
      company. We may issue additional    securities:
      debt  securities   without  your
      consent.                               *  Their title.

   *  If FINOVA  Capital  redeems debt       *  Any  limits  on  the   principal
      which  is  convertible  into its          amounts to be issued.
      capital     stock    or    other
      securities,    your   right   to       *  The dates on which the principal
      convert  that debt into  capital          is payable.
      stock or other  securities  will
      expire on the redemption date.         *  The rates (which may be fixed or
                                                variable)  at which  they  shall
                                                bear interest, or the method for
   *  The   Indenture   allows  FINOVA          determining rates.
      Capital    to    merge   or   to
      consolidate     with     another       *  The   dates   from   which   the
      company,    or   sell   all   or          interest will accrue and will be
      substantially  all of its assets          payable,   or  the   method   of
      to  another  company.  If  these          determining those dates, and any
      events occur,  the other company          record  dates  for the  payments
      will  be   required   to  assume          due.
      FINOVA                 Capital's
      responsibilities  on  the  debt,       *  Any provisions  for  redemption,
      and  FINOVA   Capital   will  be          conversion  or exchange,  at our
      released  from  all  liabilities          option or  otherwise,  including
      and obligations.                          the periods, prices and terms of
                                                redemption or conversion.

   *  The   Indenture   provides  that       *  Any  sinking   fund  or  similar
      holders  of a  majority  of  the          provisions, whether mandatory or
      total  principal  amount  of the          at the holder's option,
      debt  outstanding  in any series
      may   vote   to    change    our
      obligations   or   your   rights
      concerning  that series of debt.
      But to  change  the  payment  of
      principal  or  interest,   every
      holder  in  that   series   must
      consent.

      along with the  periods,  prices       Ownership of the Global Securities;
      and    terms   of    redemption,    Beneficial  Ownership.  So long as the
      purchase or repayment.              depositary   or  its  nominee  is  the
                                          registered owner of a global security,
   * The amount or percentage payable that entity will be the sole holder of if we accelerate their maturity, the debt securities represented by if other than the principal that instrument. The Trustee and we
      amount.                             are  only   required   to  treat   the
                                          depositary or its nominee as the legal
   *  Any  changes  to the  events  of    owner  of  those  securities  for  all
      default or  covenants  set forth    purposes under the Indenture.
      in the Indenture.
                                             Each  actual   purchaser   of  debt
   *  The terms of  subordination,  if    securities  represented  by  a  global
      any.                                security (a  "beneficial  owner") will
                                          not be  entitled  to receive  physical
   *  Whether   the   series   can  be    delivery of  certificated  securities,
      reopened.                           will not be  considered  the holder of
                                          those securities for any purpose under
   *  Any other terms  consistent with    the Indenture, and will not be able to
      the Indenture.                      transfer   or   exchange   the  global
                                          securities,  unless this prospectus or
   We may authorize and determine the the supplement provide to the terms of a series of debt securities contrary. As a result, each beneficial by resolution of our board of owner must rely on the procedures of directors or one of its committees or the depositary to exercise any rights
through a supplemental Indenture.         of a holder  under the  Indenture.  In
                                          addition,  if the beneficial  owner is
Form of Debt Securities                   not a direct or  indirect  participant
                                          in    the    depositary     (each    a
   The debt securities will be issued "participant") the beneficial owner in registered form. Unless the must rely on the procedures of the supplement otherwise provides, debt participant through which it owns its
securities  will be  issued  as one or    beneficial   interest  in  the  global
more  global  securities.  This  means    security.
that we will not issue certificates to
each holder.  We generally  will issue       The  laws  of  some   jurisdictions
global securities in the total require that certain purchasers of principal amount of the debt securities take physical delivery of securities distributed in that series. the securities in certificated form. We will issue debt securities only in Those laws and the above conditions denominations of $1,000 or integral may impair the ability to transfer multiples of that amount, unless the beneficial interests in the global
supplement states otherwise.              securities.

Global Securities                         The Depository Trust Company

   In  General.   Debt  securities  in       The    following    is   based   on
global form will be deposited  with or    information   furnished   by  DTC  and
on  behalf  of  a  depositary.  Global    applies   to  the  extent  it  is  the
securities  are  represented by one or    depositary, unless otherwise stated in
more  global   certificates   for  the    a supplement:
series  registered  in the name of the
depositary   or  its   nominee.   Debt       Registered    Owner.    The    debt
securities  in global  form may not be    securities  will be  issued  as  fully
transferred  except  as a whole  among    registered  securities  in the name of
the  depositary,  a  nominee  of  or a    Cede   &   Co.   (DTC's    partnership
successor  to the  depositary  and any    nominee).  One fully registered global
nominee of that successor. Unless security generally will be issued for otherwise identified in the each $200 million principal amount of supplement, the depositary will be The debt securities. The Trustee will
Depository Trust Company ("DTC").         deposit the global securities with the
                                          depositary.  The deposit of the global
   No Depositary or Global Securities. securities with DTC and its If a depositary for a series is registration in the name of Cede & Co.
unwilling  or  unable to  continue  as    will   not   change   the   beneficial
depositary,  and a  successor  is  not    ownership of the securities.
appointed  by us  within  90 days,  we
will  issue  debt  securities  of that       DTC   Organization.    DTC   is   a
series in definitive  form in exchange    limited-purpose      trust     company
for the global security or securities organized under the New York Banking of that series. We also may determine Law, a "banking organization" within at any time in our discretion not to the meaning of that law, a member of use global securities for any series. the Federal Reserve System, a
In  that  event,  we will  issue  debt    "clearing corporation" within
securities in definitive form.

the  meaning  of the New York  Uniform       Notices   Among   the   Depositary,
Commercial Code and a "clearing Participants and Beneficial Owners. agency" registered under the Notices and other communications by provisions of Section 17A of the the depositary, its participants and Securities Exchange Act of 1934, as the beneficial owners will be governed
amended.                                  by arrangements among them, subject to
                                          any legal requirements in effect.
   DTC is  owned  by a  number  of its
direct  participants  and by  the  New       Voting Procedures.  Neither DTC nor
York Stock Exchange, Inc., the Cede & Co. will give consents for or American Stock Exchange, Inc. and the vote the global securities. The
National   Association  of  Securities    depositary  generally mails an omnibus
Dealers,   Inc.  Direct   participants    proxy to us just after the  applicable
include    securities    brokers   and    record date. That proxy assigns Cede &
dealers,   banks,   trust   companies,    Co.'s  consenting  or voting rights to
clearing   corporations   and  certain    the  direct   participants   to  whose
other   organizations   who   directly    accounts the  securities  are credited
participate  in DTC  (each  a  "direct    at that time.
participant").      Other     entities
("indirect  participants")  may access       Payments.  Principal  and  interest
DTC's system by clearing  transactions    payments  made by us will be delivered
through or maintaining a custodial to the depositary. DTC's practice is relationship with direct participants, to credit direct participants' either directly or indirectly. The accounts on the applicable payment rules applicable to DTC and its date unless it has reason to believe participants are on file with the SEC. it will not receive payment on that
                                          date.   Payments  by  participants  to
   DTC    Activities.     DTC    holds    beneficial  owners will be governed by
securities that its participants standing instructions and customary deposit with it. DTC also facilitates practices, as is the case with the settlement among participants of securities held for customers in securities transactions, such as bearer form or registered in "street transfers and pledges, in deposited name." Those payments will be the securities through electronic responsibility of that participant, computerized book-entry changes in not the depositary, the Trustee or us,
participant's   accounts.   Doing   so    subject to any legal  requirements  in
eliminates   the  need  for   physical    effect at that time.
movement of securities certificates.
                                             We are  responsible  for payment of
   Participants'  Records.  Except  as    principal,  interest and  premium,  if
otherwise  provided in this prospectus    any,   to   the   Trustee,    who   is
or a supplement, purchases of the debt responsible to pay it to the securities must be made by or through depositary. The depositary is direct participants, which will responsible for disbursing those
receive a credit for the securities on    payments to direct  participants.  The
the depositary's records. The participants are responsible for beneficial owner's ownership interest disbursing payments to the beneficial
is in  turn  to  be  recorded  on  the    owners.
direct  and   indirect   participants'
records.  Beneficial  owners  will not    Transfer or Exchange of Securities
receive written confirmations from the
depositary of their purchase, but they       You may  transfer or  exchange  the
are  expected to receive  them,  along    debt  securities  (other than a global
with periodic statements of their security) without service charge at holdings, from the direct or indirect our office designated for that purpose participants through whom they entered or at the office of any transfer agent
into the transaction.                     or security registrar identified under
                                          the  Indenture.  You  must  execute  a
   Transfers   of   interests  in  the    proper  form of  transfer  and pay any
global  securities will be made on the    taxes and other  governmental  charges
books of the participants on behalf of    resulting  from that  action.  You may
the  beneficial  owners.  Certificates    transfer   or   exchange    the   debt
representing the interest of the securities (other than a global beneficial owners in the securities security) initially at our offices at
will not be issued  unless  the use of    1850 North  Central  Avenue,  P.O. Box
global  securities  is  suspended,  as    2209,  Phoenix,  Arizona 85002-2209 or
provided above.                           at our  office or  agency  established
                                          for  that  purpose  in New  York,  New
   The  depositary has no knowledge of    York.
the  actual  beneficial  owners of the
global  securities.  Its records  only       Debt   securities  in  the  several
reflect the identity of the direct denominations will be interchangeable participants as owners of the without service charge, but we may
securities.  Those participants may or    require  payment  to cover  taxes  and
may  not  be  the  beneficial  owners.    other
Participants   are   responsible   for
keeping  account of their  holdings on
behalf of their customers.
governmental charges. The Trustee exclude any portion of long-term debt initially will act as authenticating maturing within one year of that date
agent under the Indenture.                of determination,  all as reflected on
                                          the  consolidated   balance  sheet  of
Same-Day Settlement and Payment           FINOVA  Capital  and its  consolidated
                                          subsidiaries.
   Unless  the  supplement   otherwise
provides,  the debt securities will be       "Lien"  means  any  lien,   charge,
settled in immediately available claim, security interest, pledge, funds. We will make payments of hypothecation, right of another under principal and interest in immediately any conditional sale or other title
available funds.                          retention   agreement   or  any  other
                                          encumbrance    affecting    title   to
Payment and Paying Agent                  property.   Lien  includes  any  lease
                                          under    a    sale    and    leaseback
   If the debt securities are not held    arrangement.
in global  form,  we will make payment
of  principal  and  premium,  if  any,       "Subsidiary"  means any corporation
against    surrender   of   the   debt    a  majority  of the  Voting  Stock  of
securities at the principal  office of    which   is    owned,    directly    or
the Trustee in New York,  New York. We    indirectly,  by FINOVA  Capital  or by
will pay any  installment  of interest    one or more  Subsidiaries or by FINOVA
on  debt   securities  to  the  record    Capital and one or more Subsidiaries.
holder  on the  record  date  for that
interest.  We can make those  payments       "Restricted   Subsidiary"   is  any
through the Trustee, as noted above, Subsidiary a majority of the Voting by check mailed by first class mail to Stock of which is owned directly by the registered holders at their FINOVA Capital or by one or more registered address or by wire transfer Restricted Subsidiaries, or by FINOVA to an eligible account of the Capital and one or more Restricted
registered holder.                        Subsidiaries  and which is  designated
                                          as   a   Restricted    Subsidiary   by
   If  any   payments  of   principal,    resolution of FINOVA  Capital's  board
premium or  interest  are not  claimed    of directors.
within  three  years  of the  date the
payment became due, those funds are to       "Unrestricted Subsidiary" means any
be repaid to us. The beneficial owners    Subsidiary  other  than  a  Restricted
of  those  interests  thereafter  will    Subsidiary.
look only to us for  payment for those
amounts.                                     "Voting  Stock"  means stock of any
                                          class or classes (however  designated)
Certain Indenture Provisions              having  ordinary  voting power for the
                                          election  of a majority of the members
   Certain Definitions.  The following    of the  board  of  directors  (or  any
is a summary of certain terms defined governing body) of that corporation, in the Indenture and applicable only other than stock having that power to senior debt securities. Those terms only by reason of the happening of a
are  determined  in  accordance   with    contingency.
generally     accepted      accounting
principles, unless specifically stated       Limitation on Liens.  The Indenture
otherwise.                                provides that FINOVA  Capital will not
                                          create,  assume,  incur or allow to be
   "Consolidated Net Tangible Assets" created, assumed or incurred or to means the total of all assets exist any Lien on any of its
reflected on the most recent quarterly    properties   unless   FINOVA   Capital
or annual  consolidated  balance sheet    secures  the  senior  debt  securities
of FINOVA Capital and its consolidated equally and ratably with any other subsidiaries, at their net book values obligation secured in that manner. The (after deducting related depreciation, Indenture contains the following
depletion,  amortization and all other    exceptions to that prohibition:
valuation    reserves),    less    the
aggregate  of its current  liabilities       *  Leases   of   property   in  the
and   those   of   its    consolidated          ordinary  course of  business or
Subsidiaries reflected on that balance          if the property is not needed in
sheet.    We   exclude   from   assets          the operation of our business.
goodwill,  unamortized  debt  discount
and all other like intangible  assets.       *  Purchase      money     security
For   purposes  of  this   definition,          interests that are  non-recourse
"current   liabilities"   include  all          to   FINOVA   Capital   or   its
indebtedness   for   money   borrowed,          Restricted  Subsidiaries  except
incurred,     issued,    assumed    or          to the extent of the property so
guaranteed  by FINOVA  Capital and its          acquired  or any  proceeds  from
consolidated  subsidiaries,  and other          that property, or both.
payables  and  accruals,  in each case
payable  on demand or due  within  one       *  Governmental     deposits     or
year of the date of determination, but          security as a  condition  to the
                                                transaction of business or the
      exercise of a  privilege,  or to       Merger,  Consolidation  and Sale of
      maintain self-insurance, or to Assets. FINOVA Capital cannot merge participate in any fund in with or into, consolidate with, sell
      connection     with     worker's    or lease all or  substantially  all of
      compensation,       unemployment    its  assets  to  or  purchase  all  or
      insurance,    pensions,   social    substantially   all  the   assets   of
      security or for appeal bonds.       another  corporation unless it will be
                                          the  surviving   corporation   or  the
   *  Liens for  taxes or  assessments    successor is  incorporated in the U.S.
      not yet due or which are payable and assumes all of FINOVA Capital's without a penalty or are being obligations under the debt securities contested in good faith and with and the Indenture, provided, and if adequate reserves, so long as immediately after that transaction, no foreclosure or similar default will exist. A purchase by a proceedings are not commenced. Subsidiary of all or substantially all of the assets of  another  corporation
   * Judgment Liens that have not will not be a purchase of those assets remained undischarged or by FINOVA Capital. If, however, any of unstayed for more than six the transactions noted in this
      months.                             paragraph occurs and results in a Lien
                                          on any of FINOVA Capital's  properties
   * Incidental or undetermined (except as permitted above), FINOVA construction, mechanics or Capital must simultaneously secure the similar Liens arising in the senior debt securities equally and ordinary course of business ratably with the debt secured by that
      relating  to   obligations   not    Lien.
      overdue   or  which   are  being
      contested by FINOVA Capital or a       Modification of the Indenture.  The
      Restricted Subsidiary in good Trustee and FINOVA Capital may amend faith and deposits for releases the Indenture without consent of the
      of such Liens.                      holders  of  debt   securities  to  do
                                          certain  things,  such as establishing
   *  Zoning  restrictions,  licenses,    the form and  terms of any  series  of
      easements       and      similar    debt  securities.  FINOVA Capital must
      encumbrances   or   defects   if    obtain  consent of holders of at least
      immaterial.                         two-thirds  of  the  outstanding  debt
                                          securities  affected  by a  change  to
   * Other Liens immaterial in the amend the terms of the Indenture or aggregate incidental to FINOVA any supplemental indenture or the Capital's or the Restricted rights of the holders of those debt
      Subsidiary's     business     or    securities.
      property,    other    than   for
      indebtedness.                          Unanimous  consent is required  for
                                          changes to extend  the fixed  maturity
   * Banker's liens and set off of any debt securities, reduce the rights in the ordinary course of principal, redemption premium or rate
      business.                           of   interest,   extend  the  time  of
                                          payment of  interest,  change the form
   *  Leasehold  or  purchase  rights,    of  currency,  limit  the right to sue
      exercisable       for       fair    for  payment on or after  maturity  of
      consideration,  arising  in  the    the debt securities,  adversely affect
      ordinary course of business.        the  right,  if  any,  to  convert  or
                                          exchange   the  debt   securities   or
   * Liens on property or securities adversely affect the subordination existing when an entity becomes provisions, if any. Unanimous consent a Restricted Subsidiary or is also required to reduce the level merges with FINOVA Capital or a of consents needed to approve any such Restricted Subsidiary, provided change. The Trustee must consent to
      they   are   not   incurred   in    changes  modifying its rights,  duties
      anticipation of those events.       or immunities.

   *  Liens on property or  securities       Defaults.  Events of default  under
      existing    at   the   time   of    the Indenture for any series are:
      acquisition.
                                             *  Failure   for  30  days  to  pay
   *  Liens  in a  total  amount  less          interest on any debt  securities
      than  $25   million,   excluding          of that series.
      Liens covered by the  exceptions
      noted above.                           *  Failure to pay principal  (other
                                                than sinking  fund  redemptions)
   *  Liens securing  indebtedness  of          or  premium,  if  any,  on  debt
      FINOVA  Capital or a  Restricted          securities of that series.
      Subsidiary  provided  those  and
      similar Liens on indebtedness do       *  Failure  for 30  days to pay any
      not exceed  10% of  Consolidated          sinking fund installment on that
      Net Tangible  Assets,  excluding          series.
      certain preexisting indebtedness
      and those Liens permitted above.

   * Violation of a covenant under under that series before maturity. It the Indenture pertaining to that may do so by depositing with the series that persists for at Trustee, in trust for the benefit of least 90 days after FINOVA the holders, either enough funds to Capital is notified by the pay, or direct U.S. government Trustee or the holders of 25% of obligations that, together with the
      the series.                         income of those  obligations  (without
                                          considering any reinvestment), will be
   *  Default in other  instruments or    sufficient  to pay, the  obligation of
      under any other series of debt that series, including principal, securities resulting in premium, if any, and interest. Certain acceleration of indebtedness other conditions must be met before it over $15 million, unless that may do so. FINOVA Capital must deliver default is rescinded or an opinion of counsel that the holders discharged within 10 days after of that series will have no Federal written notice by the Trustee or income tax consequences as a result of
      the   holders  of  10%  of  that    that deposit.
      series.
                                          Subordination
   *  Bankruptcy,     insolvency    or
      similar event.                         The  terms  and  conditions  of any
                                          subordination  of  subordinated   debt
   * Any other event of default with securities to other indebtedness of respect to the debt securities FINOVA Capital will be described in
      of that series.                     the   supplement   relating   to   the
                                          subordinated   debt  securities.   The
   If an event of default occurs and terms will include a description of continues, the Trustee or the holders the indebtedness ranking senior to the of at least 25% of the series may subordinated debt securities, the declare those debt securities due and restrictions on payments to the payable. FINOVA Capital is required to holders of the subordinated debt certify to the Trustee annually as to securities while a default exists with its compliance with the Indenture. A respect to senior indebtedness, any default under one series does not restrictions on payments to the necessarily mean that a default or an holders of the subordinated debt
event of  default  will have  occurred    securities   following   an  event  of
under   another   series   under   the    default   and   provisions   requiring
Indenture.                                holders  of  the   subordinated   debt
                                          securities to remit  certain  payments
   Holders  of  a   majority   of  the    to holders of senior indebtedness.
principal  of  a  series  may  control
certain actions of the Trustee and may       Because  of the  subordination,  if
waive past defaults for that series. FINOVA Capital becomes insolvent, Except as provided in the Indenture, holders of the subordinated debt
the  Trustee  will  not be  under  any    securities may recover less,  ratably,
obligation to exercise any of the than other creditors of FINOVA rights or powers vested in it by the Capital, including holders of senior
Indenture  at the  request,  order  or    indebtedness.
direction of any holder  unless one or
more  of  them  shall   have   offered    Conversion
reasonable indemnity to the Trustee.
                                             Debt  securities may be convertible
   If an event of  default  occurs and    into or exchangeable for common stock,
is   continuing,   the   Trustee   may    preferred     stock,     other    debt
reimburse  itself  for its  reasonable    securities,   warrants   or  other  of
compensation and expenses incurred out    securities  of  FINOVA   Capital,   or
of any  sums  held or  received  by it    securities  of  any  other  issuer  or
before  making  any  payments  to  the    obligor.  The supplement will describe
holders of the debt  securities of the    the terms of any conversion rights.
defaulted series.
                                          Concerning the Trustee
   The  right of any  holders  of debt
securities  of a series to commence an       The Trustee  may,  but need not be,
action for any remedy is subject to one of the banks in one of FINOVA certain conditions, including the Capital's credit agreements and from
requirement  that  the  holders  of at    time  to  time   may   perform   other
least 25% of that series  request that    banking,  trust or related services on
the  Trustee  take  such  action,  and    behalf  of  FINOVA   Capital   or  our
offer  reasonable   indemnity  to  the    customers.
Trustee    against   its   liabilities
incurred in doing so.

Defeasance

   FINOVA Capital may defease the debt
securities  of a  series,  meaning  it
would satisfy its duties

                         DESCRIPTION OF CAPITAL STOCK

   The following summary of certain action, to issue preferred stock in provisions of the common stock, the one or more series, with the preferred stock, the junior designations, powers, preferences, participating preferred stock (the rights, qualifications, limitations
"Junior Preferred Stock") and the and restrictions as the board rights to purchase the Junior determines. Thus, the board, without Preferred Stock (the "Rights") of stockholder approval, could authorize
FINOVA  Group  is  not  complete.  You    the issuance of  preferred  stock with
should  refer  to the  certificate  of    voting,  conversion  and other  rights
incorporation and bylaws of FINOVA that could adversely affect the voting Group, as amended, FINOVA Group's power and other rights of the holders certificate of designations for the of the common stock or that could make Junior Preferred Stock and the Rights it more difficult for another company Agreement dated as of February 15, to enter into certain business 1992, as amended and restated as of combinations with FINOVA Group. See
September   14,   1995  (the   "Rights    "-- Certain  Other  Provisions  of the
Agreement"), between FINOVA Group and Certificate of Incorporation, the Harris Trust & Savings Bank, as Bylaws and Delaware Law -- Preferred
successor   Rights  Agent.  To  obtain    Stock" below.
copies of those documents,  see "Where
You Can Find More Information" on page    Shareholder Rights Plan
2. If we issue capital stock of FINOVA
Capital,   we  will   describe   those       In 1992,  FINOVA  Group  issued one
securities    in    the     applicable    Right  for each  outstanding  share of
supplement.                               common  stock.  FINOVA  Group  has and
                                          will  continue to issue one Right with
   FINOVA Group is authorized by its each newly issued share of its common certificate of incorporation to issue stock (including stock issued on 105,000,000 shares of capital stock, conversion of preferred securities). consisting of 5,000,000 shares of The obligation to continue to issue preferred stock, par value $.01 per the Rights, however, will terminate on share, and 100,000,000 shares of the expiration, exchange or redemption
common  stock,   par  value  $.01  per    of the Rights.
share. As of July 31, 1998, there were
56,491,446   shares  of  common  stock       Each Right  entitles the registered
outstanding (excluding 2,063,229 holder to purchase from FINOVA Group treasury shares held by FINOVA Group) 1/200th of a share of the Junior and no shares of preferred stock Preferred Stock. The purchase price is outstanding. However, FINOVA Group has $67.50 per 1/200th of a share, subject authorized 600,000 shares of Junior to adjustment under certain
Preferred   Stock   which   have  been    circumstances.
reserved  for issuance on the exercise
of the Rights.                               The Rights will trade only with the
                                          common stock and FINOVA Group will not
Common Stock                              issue  separate  certificates  for the
                                          Rights until the "Rights  Distribution
   The holders of the common stock are    Date."  That date  occurs on the first
entitled to one vote per share. FINOVA    to occur of the following events:
Group's  certificate of  incorporation
does not provide for cumulative voting       *  10   days    after   a    public
in  the  election  of  directors.  The          announcement     (the     "Share
board  may  declare  dividends  on the          Acquisition Date") that a person
common  stock  in its  discretion,  if          or  group  of   persons   acting
funds are legally  available for those          together    has    become    the
purposes.   On   liquidation,   common          beneficial owner of at least 20%
stockholders  are  entitled to receive          or more of FINOVA Group's common
pro  rata  any  remaining   assets  of          stock,  directly  or  indirectly
FINOVA  Group,  after  we  satisfy  or          (becoming     an      "Acquiring
provide  for the  satisfaction  of all          Person"), or
liabilities  as well as obligations on
our  preferred   stock,  if  any.  The       *  10 business days after the start
holders  of  common  stock do not have          or  announcement of an intention
preemptive  rights to subscribe for or          to  make  a   tender   offer  or
purchase  any shares of capital  stock          exchange offer that would result
or other securities of FINOVA Group.            in  a  person  or  group  acting
                                                together beneficially owning 20%
Preferred Stock                                 or more of FINOVA Group's common
                                                stock,  directly or  indirectly.
   Under FINOVA Group's certificate of          The board,  however,  may extend
incorporation,     the     board    is          that 10  business  day  deadline
authorized, without stockholder                 prior to the time the  person or
                                                group   becomes   an   Acquiring
                                                Person.
   The Rights may not be exercised We may pay the redemption price in until the Rights Distribution Date. cash, common stock or any other method The Rights will expire on February 28, selected by the board. Upon 2002 unless we extend that date or, redemption, the right to exercise the
unless  we  redeem  or  exchange   the    Rights will  terminate and the holders
Rights before then.                       will only  have the  right to  receive
                                          the redemption price.
   The value of each 1/200th  interest
in a share of Junior  Preferred  Stock       No Rights as a Stockholder.  Rights
is intended to approximate the value holders, as Rights holders, have no of one share of FINOVA Group common independent rights as stockholders of stock, due to the dividend, FINOVA Group, including the right to liquidation and voting rights of the vote or to receive dividends, until
Junior Preferred Stock, although there    the Rights are exercised.
can be no assurance  the value will be
the same.                                    Antitakeover  Effects.  The  Rights
                                          have certain antitakeover effects. The
   How the Rights Work. If a person or Rights will substantially dilute the group becomes an Acquiring Person, ownership interest in our shares of their Rights become void. The other any Acquiring Person. That dilution
Rights  holders will have the right to    would   impair  the   ability  of  the
exercise their Rights, at the then Acquiring Person to change the current exercise price, for FINOVA composition of our board. It also Group common stock having a market would impact its ability to acquire value of two times the exercise price FINOVA Group on terms not approved by of the Right. That right to purchase, our board, including through a tender however, will not exist if the Rights offer at a premium to the market Distribution Date is due to a tender price, other than through an offer
or  exchange  offer  for all of FINOVA    conditioned on a substantial number of
Group's common stock and the Rights being acquired. The Rights independent members of our board should not interfere with any merger determine that the offer is at a fair or business combination approved by price, on fair terms and is otherwise the board, since we may redeem the in the best interests of FINOVA Group Rights before they become exercisable. and its stockholders.
                                             Junior    Preferred    Stock    Not
   The other Rights holders also will Registered. The Junior Preferred Stock have the same exercise rights is not registered with the SEC or any described above if, after a person or other securities administrator. If the group becomes an Acquiring Person, Rights become exercisable, we intend FINOVA Group is acquired in a merger to register with the SEC the Junior or business combination or at least Preferred Stock exchangeable for the
half of our total  assets and  earning    Rights.
power are sold.  The  exception is the
same as the  one  noted  in the  above    Certain Other Provisions of the
paragraph,  provided  that  the  price    Certificate of Incorporation, the
offered to the  shareholders  for each    Bylaws and Delaware Law
share of common stock is not less than
that paid in the  tender  or  exchange       FINOVA   Group's   certificate   of
offer, and the consideration is in the incorporation and bylaws contain same form as that paid in the tender certain provisions that could make or exchange offer. If the requirements more difficult our acquisition by of this exception are met, then the means of a tender offer, a proxy
Rights will expire.                       contest or otherwise. This description
                                          is only a summary and does not provide
   Exchange of Rights.  After a person    all  the   information   contained  in
or group  becomes an Acquiring  Person    FINOVA    Group's    certificate    of
but before the Acquiring Person incorporation and bylaws. To obtain acquires at least half of the copies of these documents, see "Where outstanding common stock, our board You Can Find More Information" on page
may exchange all or some of the Rights    2.
at an  exchange  ratio of one share of
common stock for 1/200th of a share of       Delaware law permits a  corporation
Junior   Preferred  Stock  per  Right,    to  eliminate  or limit  the  personal
subject to adjustment.                    liability  of  its  directors  to  the
                                          corporation   or   to   any   of   its
   Redemption of Rights. We may redeem stockholders for monetary damages for all the Rights, but not some of them, a breach of fiduciary duty as a for $.005 per Right at any time before director, except (i) for breach of the the earlier of 15 days after the Share director's duty of loyalty, (ii) for Acquisition Date or the expiration acts or omissions not in good faith or date noted above. The board may which involve intentional misconduct determine the conditions, terms and or a knowing violation of law, (iii)
effective date for the redemption.        for certain unlawful
dividends  and  stock   purchases  and       Number   of   Directors;   Removal;
redemptions or (iv) for any Filling Vacancies. FINOVA Group's transaction from which the director certificate of incorporation provides derived an improper personal benefit. that, subject to any rights of
FINOVA    Group's    certificate    of    preferred    stockholders   to   elect
incorporation    provides    that   no    additional  directors  under specified
director will be personally liable to circumstances, the number of directors FINOVA Group or its stockholders for will be fixed in the manner provided monetary damages for any breach of his in the bylaws. FINOVA Group's bylaws or her fiduciary duty as a director, provide that, subject to any rights of
except as provided by Delaware law.       holders  of  preferred  stock to elect
                                          directors        under       specified
   Board of Directors. FINOVA Group's circumstances, the number of directors certificate of incorporation and will be fixed from time to time bylaws divide the board into three exclusively by directors constituting classes of directors, with the classes a majority of the total number of to be as nearly equal in number as directors that FINOVA Group would have possible. The stockholders elect one if there were no vacancies on the
class  of  directors  each  year for a    board,  but must  consist of between 3
three-year term.                          and 17 directors.

   The   classification  of  directors       In addition,  FINOVA Group's bylaws
makes it more difficult for provide that, subject to any rights of stockholders to change the composition preferred stockholders, and unless the of the board. At least two annual board otherwise determines, any meetings of stockholders, instead of vacancies will be filled only by the one, generally will be required to affirmative vote of a majority of the change a majority of the board. That remaining directors, though less than delay may help ensure that FINOVA a quorum. Accordingly, absent an
Group's directors, if confronted by a amendment to the bylaws, the board proxy contest, tender or exchange could prevent any stockholder from offer or extraordinary corporate enlarging the board and filling the
transaction,   would  have  sufficient    new     directorships     with    that
time to review the proposal as well as    stockholder's own nominees.
any  available   alternatives  to  the
proposal  and  to  act  in  what  they       Under    Delaware    law,    unless
believe to be the best interest of the otherwise provided in the certificate stockholders. The classification of incorporation, directors serving on provisions apply to every election of a classified board may only be removed directors, regardless of whether a by the stockholders for cause. In change in the composition of the board addition, FINOVA Group's certificate would be beneficial to FINOVA Group of incorporation and bylaws provide and its stockholders and whether or that directors may be removed only for not a majority of the stockholders cause and only upon the affirmative
believe   that   such  a   change   is    vote of holders of at least 80% of the
desirable.                                voting   power   of   all   the   then
                                          outstanding  shares of stock  entitled
   The classification provisions also to vote generally in the election of could discourage a third party from directors, voting together as a single
initiating  a  proxy  contest,  tender    class.
offer  or  other   attempt  to  obtain
control of FINOVA  Group,  even though       Stockholder   Action   by   Written
an  attempt  might  be  beneficial  to    Consent;       Special       Meetings.
FINOVA Group and its stockholders. The Stockholders of FINOVA Group must act classification of the board thus only through an annual or special increases the likelihood that meeting. Stockholders cannot act by incumbent directors will retain their written consent in lieu of a meeting. positions. In addition, because the Only the Chairman or a majority of the classification provisions may whole board of FINOVA Group may call a discourage accumulations of large special meeting. Stockholders of
blocks  of  FINOVA  Group's  stock  by    FINOVA  Group  are not  able to call a
purchasers  whose objective is to take    special  meeting to  require  that the
control of FINOVA Group and remove a board do so. At a special meeting, majority of the board, the stockholders may consider only the
classification   of  the  board  could    business  specified  in the  notice of
reduce the likelihood of fluctuations meeting given by FINOVA Group. in the market price of the common Preferred stockholders may be given
stock   that   might    result    from    different   rights  from  those  noted
accumulations    of   large    blocks.    above.
Accordingly,   stockholders  could  be
deprived of certain  opportunities  to       The  provisions  of FINOVA  Group's
sell their shares of common stock at a certificate of incorporation and higher market price than otherwise bylaws prohibiting stockholder action
might be the case.                        by written consent may have the effect
                                          of
delaying     consideration     of    a    receipt by our  Secretary  between the
stockholder  proposal  until  the next    90th day  before the  meeting  and the
annual   meeting,   unless  a  special    later  of  the  70th  day  before  the
meeting is called by the  Chairman  or    meeting  or the  10th  day  after  the
at the  request of a  majority  of the    first  public   announcement   of  the
whole  board.  These  provisions  also    meeting date.
would   prevent   the   holders  of  a
majority  of stock  from  unilaterally       A stockholder's notice proposing to
using the written consent procedure to nominate a person for election as a take stockholder action. Moreover, a director must contain certain stockholder could not force information, including, without stockholder consideration of a limitation, the identity and address
proposal  over the  opposition  of the    of  the  nominating  stockholder,  the
Chairman and the board by calling a class and number of shares of stock of special meeting of stockholders prior FINOVA Group beneficially owned by the to the time the Chairman or a majority stockholder and all information of the whole board believes such regarding the proposed nominee that
consideration to be appropriate.          would be  required to be included in a
                                          proxy statement soliciting proxies for
   Advance   Notice   Provisions   for    the proposed nominee.  A stockholder's
Stockholder       Nominations      and    notice  relating  to  the  conduct  of
Stockholder Proposals. The bylaws business other than the nomination of establish an advance notice procedure directors must contain certain
for     stockholders    to    nominate    information  about that  business  and
directors, or bring other business about the proposing stockholder, before an annual meeting of including, without limitation, a brief
stockholders of FINOVA Group.             description   of  the   business   the
                                          stockholder  proposes to bring  before
   A person may not be nominated for a the meeting, the reasons for director position unless that person conducting that business at such is nominated by or at the direction of meeting, the name and address of such the board or by a stockholder who has stockholder, the class and number of given appropriate notice to FINOVA shares of stock of FINOVA Group
Group's Secretary during the periods beneficially owned by that stockholder noted below prior to the meeting. and any material interest of the Similarly, stockholders may not bring stockholder in the business so business before an annual meeting proposed. If the Chairman or other unless the stockholder has given officer presiding at a meeting
FINOVA Group's  Secretary  appropriate    determines   that  a  person  was  not
notice  of their or its  intention  to    nominated,  or other  business was not
bring that business before the brought before the meeting, in meeting. FINOVA Group's Secretary must accordance with these procedures, the
receive  the  nomination  or  proposal    person  will  not  be   eligible   for
between 70 and 90 days before the election as a director, or the first anniversary of the prior year's business will not be conducted at the
annual  meeting.   If  FINOVA  Group's    meeting, as appropriate.
annual  meeting  date is  advanced  by
more than 20 days or  delayed  by more       Advance  notice of  nominations  or
than 70 days from that anniversary proposed business by stockholders date, then we must receive the notice gives the board time to consider the between 90 days before the meeting and qualifications of the proposed the later of the 70th day before the nominees, the merits of the proposals meeting or 10 days after the meeting and, to the extent deemed necessary or
date is first publicly announced.         desirable  by  the  board,  to  inform
                                          stockholders about those matters.  The
   If the board increases the number board also may recommend positions of directors and if we have not regarding those nominees or proposals, publicly announced nominees for each so that stockholders can better decide open position within 80 days before whether to attend the meeting or to the first anniversary of the prior grant a proxy regarding the nominee or
year's  annual  meeting,  stockholders    that business.
may  nominate  directors  for  the new
position, but only those newly created       Although the bylaws do not give the
positions, if FINOVA Group's Secretary board any power to approve or receives the notice no later than 10 disapprove stockholder nominations for days following public announcement of the election of directors or proposals
that change.                              for  action,   these   procedures  may
                                          preclude a contest for the election of
   Stockholders may nominate directors directors or the consideration of only at a special meeting by sending stockholder proposals if the proper
appropriate notice for                    procedures  are not  followed,  and of
                                          discouraging   or  deterring  a  third
                                          party from  conducting a  solicitation
                                          of  proxies  to elect its own slate of
                                          directors or to approve its
own proposal, without regard to stock, or in the amount of voting whether consideration of such nominees securities, outstanding of at least or proposals might be harmful or 20%, subject to certain exceptions. If
beneficial  to  FINOVA  Group  and its    the   approval   of   FINOVA   Group's
stockholders.                             stockholders  is not  required for the
                                          issuance of shares of preferred  stock
   Preferred Stock. FINOVA Group's or common stock, the board may certificate of incorporation determine not to seek stockholder
authorizes  the board to establish one    approval.
or more series of preferred  stock and
to  determine,  with  respect  to  any       Although the board has no intention
series of preferred  stock,  the terms    at the  present  time of doing  so, it
and rights of such  series,  including    could  issue  a  series  of  preferred
(i)  the  designation  of the  series,    stock  that  could,  depending  on its
(ii)  the  number  of  shares  of  the    terms,  impede a merger,  tender offer
series, which the board may (except or other takeover attempt. The board where otherwise provided by the terms will make any determination to issue of such series) increase or decrease shares with those terms based on its (but not below the number of shares judgment as to the best interests of thereof then outstanding), (iii) FINOVA Group and its stockholders. The whether dividends, if any, will be board, in so acting, could issue
cumulative  or  noncumulative  and the    preferred   stock  having  terms  that
dividend  rate of the series,  if any,    could    discourage   an   acquisition
(iv) the dates at which dividends, if attempt in which an acquiror would any, will be payable, (v) the change the composition of the board, redemption rights and price or prices, including a tender offer or other if any, for shares of the series, (vi) transaction. An acquisition attempt the terms and amounts of any sinking could be discouraged in this manner fund provided for the purchase or even if some, or a majority, of FINOVA redemption of shares of the series, Group's stockholders might believe it
(vii) the amounts payable on shares of to be in their best interests or in the series in the event of any which stockholders might receive a voluntary or involuntary liquidation, premium for their stock over the then
dissolution   or  winding  up  of  the    current market price of the stock.
FINOVA Group's affairs, (viii) whether
the  shares  of  the  series  will  be       Merger/Sale   of   Assets.   FINOVA
convertible  into  shares of any other    Group's  certificate of  incorporation
class or series, or any other provides that certain "business security, of FINOVA Group or any other combinations" must be approved by the corporation, and, if so, the holders of at least 66 2/3% of the specification of another class or voting power of the shares not owned series or another security, the by an "interested shareholder", unless conversion price or prices or rate or the business combinations are approved rates, any adjustments to the prices by the "Continuing Directors" or meet or rates, the date or dates as of certain requirements regarding price which the shares shall be convertible and procedure. The terms quoted in
and all  other  terms  and  conditions    this  paragraph  are  defined  in  the
upon which the conversion may be made,    certificate of incorporation.
(ix)  restrictions  on the issuance of
shares  of the same  series  or of any       Amendment of Certain  Provisions of
other class or series and (x) the the Certificate of Incorporation and voting rights, if any, of the holders Bylaws. Under Delaware law,
of shares of the series.                  stockholders   may  adopt,   amend  or
                                          repeal the bylaws and,  with  approval
   FINOVA  Group   believes  that  the    of  the  board,   the  certificate  of
ability  of the  board to issue one or    incorporation  of  a  corporation.  In
more series of preferred stock will addition, a corporation's board may provide FINOVA Group with flexibility adopt, amend or repeal the bylaws if in structuring possible future allowed by the certificate of financings and acquisitions, and in incorporation. FINOVA Group's meeting other corporate needs which certificate of incorporation requires might arise. The authorized shares of a vote of (i) at least 80% of the preferred stock, as well as shares of outstanding shares of voting stock, common stock, will be available for voting together as a single class, to issuance without further action by amend provisions of the certificate of FINOVA Group's stockholders, unless incorporation relating to the approval is required by applicable law prohibition of stockholder action or the rules of any stock exchange or without a meeting; the number, automated quotation system on which election and term of FINOVA Group's FINOVA Group's securities are listed directors; and the removal of or traded. The NYSE currently requires directors; (ii) at least 66 2/3% of
stockholder    approval   in   several    the   outstanding   shares  of  voting
instances, including where the present    stock, voting together as a single
or potential  issuance of shares could
result in an increase in the number of
shares of common
class, to amend the provisions of the subsequent to that date, the board and certificate of incorporation relating 66 2/3% of the outstanding voting
to   approval   of  certain   business    stock  not  owned  by  the  interested
combinations;  and  (iii)  at  least a    stockholder   approved   the  business
majority of the outstanding shares of combination. Except as specified by voting stock, voting together as a Delaware law, an interested single class, to amend all other stockholder includes (x) any person provisions of the certificate of that is the owner of 15% or more of incorporation. FINOVA Group's the outstanding voting stock of the
certificate of  incorporation  further    corporation,  or  is an  affiliate  or
provides   that  the   bylaws  may  be    associate of the  corporation  and was
amended   by  the   board  or  by  the    the  owner  of  15%  or  more  of  the
affirmative  vote of the holders of at    outstanding   voting   stock   of  the
least 80% of the voting power of the corporation, at any time within three outstanding shares of voting stock, years immediately prior to the
voting  together  as a  single  class.    relevant  date, and (y) the affiliates
These       supermajority       voting    and associates of that person.
requirements  make  the  amendment  by
stockholders  of the  bylaws or of any       Under    certain     circumstances,
of the provisions of the certificate Delaware law makes it more difficult of incorporation described above more for an "interested stockholder" to difficult, even if a majority of enter into various business FINOVA Group's stockholders believe combinations with a corporation for a
that amendment  would be in their best    three-year      period,       although
interests.                                stockholders may adopt an amendment to
                                          a    corporation's    certificate   of
   Antitakeover Legislation. Subject incorporation or bylaws excluding the to certain exceptions, Delaware law corporation from those restrictions. does not allow a corporation to engage However, FINOVA Group's certificate of in a business combination with any incorporation and bylaws do not
"interested stockholder" for a exclude FINOVA Group from the three-year period following the date restrictions imposed under Delaware
that  the   stockholder   becomes   an    law. These  provisions of Delaware law
interested stockholder, unless (i) may encourage companies interested in prior to that date, the board approved acquiring FINOVA Group to negotiate in either the business combination or the advance with the board, since the transaction which resulted in the stockholder approval requirement would
stockholder   becoming  an  interested    be avoided if a majority  of the board
stockholder, (ii) on that date, the approves either the business interested stockholder owned at least combination or the transaction which 85% of the voting stock of the results in the stockholder becoming an
corporation  outstanding  at the  time    interested stockholder.
the transaction  commenced  (excluding
certain   shares)   or   (iii)  on  or

                       DESCRIPTION OF DEPOSITARY SHARES

   The  following  summary  of certain    Agreement")  between  us and a bank or
provisions  of the Deposit  Agreement,    trust  company  selected  by us having
the  depositary  shares and depositary    its  principal  office in the U.S. and
receipts is not complete. You should having a combined capital and surplus refer to the forms of Deposit of at least $50 million. Subject to Agreement and depositary receipts the terms of the Deposit Agreement, relating to each series of preferred each owner of depositary shares will stock that will be filed with the SEC. be entitled, in proportion to the To obtain copies of these documents, applicable fractional interests in see "Where You Can Find More shares of preferred stock underlying
Information" on page 2.                   the  depositary   shares  to  all  the
                                          rights   and    preferences   of   the
General                                   preferred    stock    underlying   the
                                          depositary   shares.    Those   rights
   We may offer  fractional  interests    include dividend,  voting, redemption,
in shares of preferred stock,  instead    conversion and liquidation rights.
of shares of  preferred  stock.  If we
do, we will have a depositary issue to       The   depositary   shares  will  be
the public receipts for depositary evidenced by depositary receipts shares, each of which will represent issued under the Deposit Agreement. fractional interests of a particular Individuals purchasing the fractional
series of preferred stock.                interests  in  shares  of the  related
                                          series of preferred stock will receive
   We will deposit shares of any depositary receipts according to the series of preferred stock underlying terms of the offering described in the
the depositary shares under a separate    supplement.
Deposit Agreement (the "Deposit

Dividends and Other Distributions         redemption   date,   the   number   of
                                          depositary  shares   representing  the
   The depositary will distribute all preferred stock. The depositary shares cash dividends or other cash to be redeemed will be selected by lot distributions received for the or pro rata as determined by the preferred stock to the record holders depositary when less than all of depositary shares representing the outstanding depositary shares will be
preferred  stock in  proportion to the    redeemed.
number of  depositary  shares owned by
those  holders on the relevant  record       After  the  redemption   date,  the
date. The depositary will distribute depositary shares redeemed will no only the amount that can be longer be outstanding. When this distributed without attributing to any occurs, all rights of the holders will holder of depositary shares a fraction cease, except the right to receive of one cent. The undistributed balance money, securities or other property will be added to and treated as part payable upon such redemption and any of the next amount received by the money, securities or other property depositary for distribution to record that the holders of depositary shares
holders of depositary shares.             were  entitled  to on  the  redemption
                                          upon  surrender to the  depositary  of
   If  there is a  distribution  other    the depositary receipts evidencing the
than  in  cash,  the  depositary  will    depositary shares redeemed.
distribute  property received by it to
the  record   holders  of   depositary    Voting the Preferred Stock
shares, in proportion, if possible, to
the number of depositary  shares owned       Upon   receipt  of  notice  of  any
by those holders, unless the meeting at which the holders of the depositary determines (after preferred stock are entitled to vote, consulting with us) that it cannot the depositary will mail all relevant make the distribution. If this occurs, information to the record holders of the depositary may, with our approval, the depositary shares representing the sell the property and distribute the preferred stock. The record holders net proceeds from the sale to the may instruct the depositary how to
holders of depositary shares.             vote the  shares  of  preferred  stock
                                          underlying  their  depositary  shares.
   The Deposit Agreement also will The depositary will try, if practical, state how any subscription or similar to vote the number of shares of rights offered by us to holders of the preferred stock underlying the
preferred stock will be made available    depositary  shares  according  to  the
to holders of depositary shares.          instructions,  and we  will  agree  to
                                          take all reasonable  action  requested
Conversion and Exchange                   by the  depositary  so the  depositary
                                          may follow the instructions.
   If any  series of  preferred  stock
underlying  the  depositary  shares is    Amendment and Termination of
subject  to  conversion  or  exchange,    Depositary Agreement
each  record   holder  of   depositary
receipts  may convert or exchange  the       The form of depositary  receipt and
depositary shares represented by those    any provision of the Deposit Agreement
depositary receipts.                      may be amended by agreement between us
                                          and  the  depositary.   However,   any
Redemption of Depositary Shares           amendment    that    materially    and
                                          adversely  alters  the  rights  of the
   If a series of the preferred stock existing holders of depositary shares underlying the depositary shares is will not be effective unless approved subject to redemption, the depositary by the record holders of at least a will redeem the depositary shares from majority of the depositary shares then the proceeds received by the outstanding. We or the depositary may depositary in the redemption, in whole only terminate the Deposit Agreement or in part, of the series of the if (a) all related outstanding
preferred    stock    held    by   the    depositary  shares have been  redeemed
depositary. The depositary will mail or (b) there has been a final notice of redemption within 30 to 60 distribution of the preferred stock of days prior to the date fixed for the relevant series in connection with redemption to the record holders of our liquidation, dissolution or the depositary shares to be redeemed winding up and that distribution has at their addresses appearing in the been distributed to the holders of the
depositary's   books.  The  redemption    related depositary shares.
price per depositary  share will equal
the   applicable   fraction   of   the
redemption  price per share payable on
such  series of the  preferred  stock.
Whenever we redeem shares of preferred
stock  held  by  the  depositary,  the
depositary  will redeem as of the same

Charges of Depositary                     Miscellaneous

   We will pay all  transfer and other       The  depositary  will  send  to the
taxes and governmental charges arising    holders  of   depositary   shares  all
solely from the existence of the reports and communications from us depositary arrangements. We will pay that we must furnish to the holders of
associated  charges of the  depositary    preferred stock.
for  the   initial   deposit   of  the
preferred  stock and any redemption of       We and the  depositary  will not be
the preferred stock. Holders of liable if we are prevented or delayed depositary shares will pay transfer by law or any circumstance beyond our and other taxes and governmental control in performing our obligations charges and any other charges stated under the Deposit Agreement. Those
in  the  Deposit  Agreement  to be for    obligations   will   be   limited   to
their accounts.                           performance  in good  faith of  duties
                                          set forth in the Deposit Agreement. We
Resignation and Removal                   and  the   depositary   will   not  be
of Depositary                             obligated  to  prosecute or defend any
                                          legal  proceeding  connected  with any
   The   depositary   may   resign  by    depositary  shares or preferred  stock
delivering  notice  to us,  and we may    unless   satisfactory   indemnity   is
remove the depositary. Resignations or furnished. We and the depositary may removals will take effect upon the rely upon written advice of counsel or appointment and acceptance of a accountants, or information provided successor depositary. We must appoint by persons presenting preferred stock a successor depositary within 60 days for deposit, holders of depositary after delivery of the notice of shares, or other persons believed to resignation or removal. The successor be competent and on documents believed
depositary  must  be a bank  or  trust    to be genuine.
company having its principal office in
the U.S. and having a combined capital
and surplus of at least $50 million.

                            DESCRIPTION OF WARRANTS

   We may issue warrants for the solely as our agent for the warrants purchase of debt securities, preferred and will not act for or on behalf of stock or common stock. We may issue the holders or beneficial owners of
warrants   independently  or  together    warrants.   This  summary  of  certain
with debt securities,  common stock or    provisions  of  the  warrants  is  not
preferred stock or attached to or complete. You should refer to the separate from the offered securities. provisions of the Warrant Agreement We will issue each series of warrants that will be filed with the SEC as under a separate warrant agreement (a part of the offering of any warrants. "Warrant Agreement") between us and a To obtain a copy of this document, see
bank  or  trust  company,  as  warrant    "Where You Can Find More  Information"
agent.  The  warrant  agent  will  act    on page 2.

                             PLAN OF DISTRIBUTION

   FINOVA Group and FINOVA Capital may civil liabilities under the Federal offer securities directly or through securities laws and other laws. The underwriters, dealers or agents. The underwriters' obligations to purchase supplement will identify those securities will be subject to certain underwriters, dealers or agents and conditions and generally will require will describe the plan of them to purchase all of the securities
distribution, including commissions to    if any are purchased.
be  paid.  If we do not name a firm in
the  supplement,  that  firm  may  not       Unless   otherwise   noted  in  the
directly or indirectly participate in supplement, the securities will be any underwriting of those securities, offered by the underwriters, if any,
although  it  may  participate  in the    when,   as  and  if   issued   by  us,
distribution   of   securities   under    delivered   to  and  accepted  by  the
circumstances entitling it to a underwriters and subject to their dealer's allowance or agent's right to reject orders in whole or in
commission.                               part.

   Any underwriting agreement probably       FINOVA Group and FINOVA Capital may
will  entitle  the   underwriters   to    sell   securities   to   dealers,   as
indemnity against certain                 principals. Those dealers
then may resell the securities to the transactions and penalty bids in public at varying prices set by those accordance with Regulation M under the
dealers from time to time.                Securities   Exchange   Act  of  1934.
                                          Over-allotment   involves   sales   in
   FINOVA  Group  and  FINOVA  Capital    excess  of the  offering  size,  which
also may offer securities through creates a short position. Stabilizing agents. Agents generally act on a transactions permit bids to purchase
"best efforts" basis during their the underlying security so long as the appointment, meaning they are not stabilizing bids do not exceed a
obligated to purchase securities.         specified   maximum.   Short  covering
                                          transactions  involve purchases of the
   Dealers and agents may be entitled securities in the open market after to indemnification as underwriters by the distribution is completed to cover us against certain liabilities under short positions. Penalty bids permit the Federal securities laws and other the underwriters to reclaim a selling
laws.                                     concession  from  a  dealer  when  the
                                          securities   originally  sold  by  the
   FINOVA Group and FINOVA Capital or dealer are purchased in a covering the underwriters or agents may solicit transaction to cover short positions. offers by institutions approved by us Those activities may cause the price to purchase securities under contracts of the securities to be higher than it providing for future payment. would otherwise be. The underwriters Permitted institutions include may engage in any such activities on
commercial    and    savings    banks,    any  exchange or other market in which
insurance  companies,  pension  funds,    the  securities  may  be  traded.   If
investment companies,  educational and    commenced,    the   underwriters   may
charitable  institutions  and  others.    discontinue  those  activities  at any
Certain   conditions  apply  to  those    time.
purchases.
                                             The     supplement    or    pricing
   Any underwriter may engage in supplement, as applicable, will set over-allotment, stabilizing trans- forth the anticipated delivery date of
actions, short covering                   the  securities  being  sold  at  that
                                          time.

                                 LEGAL MATTERS

   Unless otherwise noted in a Group and FINOVA Capital, will pass on supplement, William J. Hallinan, Esq., the legality of the securities offered Senior Vice President-General Counsel through this prospectus and any of FINOVA Group and FINOVA Capital, or supplement. Brown & Wood LLP will act
Richard Lieberman, Esq., Vice as counsel for any underwriters or President-Assistant General Counsel of agents, unless otherwise noted in a
FINOVA                                    supplement.

                                    EXPERTS

   Deloitte & Touche LLP, independent on Form 10-K. The financial statements auditors, have audited the financial are incorporated into this prospectus statements for FINOVA Group and FINOVA by reference in reliance upon their Capital incorporated in this report given upon their authority as
prospectus   by  reference   from  our    experts in accounting and auditing.
Annual Reports

You   should    rely   only   on   the                 $500,000,000
information     contained     in    or
incorporated   by  reference  in  this
prospectus.  We have authorized no one
to   provide   you   with    different                    FINOVA
information.

We are not  making  an  offer of these
securities  in any location  where the          FINOVA CAPITAL CORPORATION
offer is not permitted.


You  should   not   assume   that  the               Medium Term Notes
information   in   this    prospectus,                   Series D
including information  incorporated by
reference,  is accurate as of any date
other  than the  date on the  front of
the prospectus.

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                                                      --------------
           Table of Contents                            PROSPECTUS
                                                        SUPPLEMENT
                                 Page                 --------------
                                 ----
         Prospectus Supplement

FINOVA Capital Corporation   .....S-2
Note Terms    ....................S-2           Credit Suisse First Boston
Plan of Distribution   ...........S-8              Goldman, Sachs & Co.
Glossary   ......................S-10                 Lehman Brothers
                                                    Merrill Lynch & Co.
              Prospectus                        Morgan Stanley Dean Witter
                                                   Salomon Smith Barney
Where You Can Find More
  Information ......................2
The Companies ......................2
Selected Financial Information .....5
Ratio Of Income To Total Fixed
  Charges ..........................5
Ratio Of Income To Combined
  Fixed Charges And Preferred
  Stock Dividends ..................5                 August 7, 1998
Special Note Regarding
  Forward-Looking Statements .......6
Use Of Proceeds ....................6
Description Of Debt Securities .....7
Description Of Capital Stock ......13
Description Of Depositary Shares ..18
Description Of Warrants ...........20
Plan Of Distribution ..............20
Legal Matters .....................21
Experts ...........................21